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                                                                    EXHIBIT 2(a)

                          PURCHASE AND SALE AGREEMENT

     PURCHASE AND SALE AGREEMENT (this 'Agreement') dated as of June 30, 1994, among FIRST BRANDS CORPORATION, a Delaware corporation ('Seller'), VESTAR/FREEZE HOLDINGS CORPORATION, a Delaware corporation ('Buyer'), and VESTAR EQUITY PARTNERS, L.P., a limited partnership formed under the laws of the state of Delaware ('Guarantor').

                                  WITNESSETH:

     WHEREAS, Seller is engaged itself and through its affiliates in the business of developing, manufacturing, marketing, selling, and/or distributing automotive antifreeze, cooling system service tools, cooling system chemicals for cleaning and sealing leaks in automotive cooling systems, ice fighting products, brake fluid products, power steering fluid products, and transmission stop-leak fluid products (in the case of brake fluid products, power steering fluid products and transmission stop-leak fluid products only to the extent such business is conducted using the 'Prestone' trademark), and the antifreeze recycling business (said businesses as conducted worldwide, but excluding the Republic of the Philippines, being collectively referred to as the 'Businesses');

     WHEREAS, Seller owns or holds itself or through its affiliates certain assets, including land, buildings and other real property, fixed assets, machinery, equipment, inventory and other personal property, patents, technology, trademarks, contracts and other intangible property employed or held in connection with the Businesses; and

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     WHEREAS, Buyer wishes to purchase, and Seller is willing to sell and  cause its affiliates to sell, all of their right, title and interest in the Businesses, together with all of the assets of Seller and its affiliates employed or held in connection with the Businesses (other than Excluded Assets as defined below), and as part of such purchase and sale, Buyer is willing to assume, or cause to be assumed by an affiliate, certain of the obligations and liabilities of Seller and Seller's affiliates related to the Businesses and to the assets employed or held in connection with the Businesses;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS

     1.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement, and except as otherwise provided in Articles 1.2 and 1.4 hereof, at the Closing (as defined in Article 10.1 hereof), Seller shall or shall cause its affiliates to sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller and its affiliates, all of Seller's and such affiliates', right, title and interest in and to all property, plant, machinery, equipment, inventories, goodwill, and other assets of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, and wherever situated, owned, leased or licensed by Seller and its affiliates and employed or held in connection with the normal and customary business or operations of the Businesses with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business, consistent with past practice and consistent with the terms and conditions of this Agreement and all other agreements executed in connection

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herewith, including, without limitation, each of the following assets except  as otherwise provided in Article 1.2 hereof (together, the 'Assets'):

          (i) all properties, assets, rights and entitlements reflected on the balance sheet included in the Closing Date Audited Financial Statements (as hereinafter defined);

          (ii) all real property and interests therein owned by Seller or its affiliates and located in Freehold, New Jersey, Torrance, California, and Alsip, Illinois, (a legal description of each property being annexed hereto as Schedule 1.1(ii)(a)) and all leases and subleases of real property used or held by Seller or its affiliates in connection with the Businesses and listed on Schedule 1.1(ii)(b) together with all the right, title and interest of Seller or its affiliates in and to all plants, buildings, fixtures, improvements, rights of way and appurtenances thereon or thereto and easements and any other rights appurtenant thereto;

          (iii) all machinery, equipment, spare parts, vehicles and other tangible personal property, including construction in progress, owned by Seller or its affiliates normally located at any plant, facility or property of the Businesses or used or held by Seller or its affiliates in connection with the Businesses;

          (iv) all leases and subleases of machinery, equipment, vehicles and other tangible personal property located at any plant, facility or property of the Businesses used or held by Seller or its affiliates in connection with the Businesses;

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          (v)  all  inventory items  relating to  the Businesses  (including raw materials and supplies, work-in-progress, samples, supply inventory, spare parts and finished goods) owned by Seller or its affiliates located at any plant, facility or property used or held in connection with the Businesses including, without limitation, any of the foregoing in transit from manufacturing facilities of Seller or any affiliate of Seller to Seller's warehouses (the 'Inventory');

          (vi) all accounts and notes receivable and contingent rights thereto, deposits and advances, and other receivables associated with or arising out of the Businesses (the 'Accounts Receivable');

          (vii) all contracts, leases, commitments, sales orders, purchase orders, invoices and other agreements relating to the Businesses, and all warranties, claims and causes of action against third parties relating to any of the assets transferred pursuant to this Agreement;

          (viii) all prepaid expenses relating to the assets transferred pursuant to this Agreement;

          (ix) all United States and foreign patents and patent applications owned by or assignable to Seller or any affiliate of Seller and used or held in connection with or applicable to the Businesses, all unfiled dockets pertaining to disclosures of inventions made by any employee or agent of Seller or any affiliate of Seller and assignable to Seller or any affiliate of Seller throughout the world (other than unfiled dockets pertaining to disclosure of inventions made by any employee or

                                       13

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     agent in the  Republic of  the Philippines) or  owned by  or assignable  to
     Seller or any affiliate of Seller and used or held in connection with or applicable to the Businesses throughout the world (other than unfiled dockets pertaining to disclosure of inventions made by any employee or agent in the Republic of the Philippines) and all trademarks, trade names, assumed names, service marks and logos throughout the world (other than the
     Republic   of  the  Philippines),  whether  registered  or  at  common  law
     (collectively 'Trademarks'), together with the goodwill associated with the Trademarks and all copyrights, technology, know-how, processes, trade secrets and all other intellectual property throughout the world (other than the Republic of the Philippines) owned by Seller or any affiliate of Seller and used or held in connection with the Businesses, and all licenses to use in connection with or applicable to the Businesses, throughout the world (other than the Republic of the Philippines), patents, trademarks,
     trade   names,  assumed   names,  service  marks   and  logos,  copyrights,
     technology, know-how, processes, trade secrets and all other intellectual properties licensed to Seller or any affiliate of Seller and used or held in connection with the Businesses (collectively 'Intellectual Property'), in each case to the extent not excluded pursuant to Section 1.2 hereof;

          (x) all sales literature, trade show exhibits and related materials, promotional literature and other selling material ('Promotional Material') which covers exclusively products of the Businesses and is

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     owned by Seller or any affiliate of Seller and such quantities as Buyer and
     Seller shall reasonably agree of Promotional Materials which cover both products of the Businesses and products of Seller and its affiliates which are not part of the Businesses;

          (xi) originals or copies of all records, files, invoices, customer lists, supplier lists, blueprints, specifications, designs, accounting books and records, tax books and records, business books and records, operating data and plans, and other relevant data owned by Seller or any affiliate of Seller and used or held in connection with the Businesses.
     Except as otherwise agreed by Buyer and Seller, Seller shall retain originals of any such items which (x) relate primarily to the Excluded Assets or Excluded Liabilities; (y) income tax books and records; (z) tax books and records (other than income tax) relating to taxes paid by Seller prior to Closing; provided that Buyer shall receive copies of the items set forth in clauses (x), (y) and (z) and Buyer shall receive originals of all other such items;

          (xii) all federal, state, local and other governmental licenses, permits, approvals and authorizations associated with or necessary for conduct of the Businesses as presently conducted and as conducted on the Closing to the extent transferrable;

          (xiii) all other properties and assets relating to the Businesses and the conduct of their business as presently conducted or as conducted on the Closing;

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          (xiv) the computer software set forth in Article 11.8 hereof; and

          (xv) all personal computers owned by Seller or any of its affiliates and customarily used by the Employees (as defined in Article 4.1); all office furniture and equipment located at the real property listed on
     Schedule 1.1(ii)(a); and substitute office furniture selected by Seller to replace the office furniture customarily used by the Employees at locations other than the real property listed on Schedule 1.1(ii)(a).

     1.2 Excluded Assets. The parties to this Agreement expressly understand and agree that neither Seller nor any affiliate of Seller is hereunder selling, assigning, transferring or conveying to Buyer any of the following assets, rights and properties (the 'Excluded Assets'):

          (i) Cash of Seller or any affiliate of Seller (other than petty cash located at the real property described in Schedule 1.1(ii)(a));

          (ii) Inter-company receivables of Seller or any affiliate of Seller and pension or other funded employee benefit plan assets of plans maintained by Seller or any affiliate of Seller (except as otherwise provided in Article IV hereof);

          (iii) Seller's water remover product business and all assets related thereto;

          (iv) all inventory of raw materials and supplies, work in progress and supply inventory of all products of the Businesses to be supplied to Buyer pursuant to the Contract Packaging Agreement (as defined in Article 1.3(c));

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          (v) all rights  of Seller and  its affiliates to  the names and  marks
     'FIRST BRANDS,' the 'FB logo' and 'STP,' except to the extent such names and marks shall be licensed by Seller pursuant to the Trademark License (as defined in Article 1.3(b) hereof) or permitted under Article 11.7 hereof and all other trademarks and tradenames not listed on Schedule 5.13(b) and all right, title and interest to the Prestone Trademark in the Republic of the Philippines;

          (vi) the manufacturing facilities located at Paulsboro, New Jersey, and the machinery, equipment and other personal property located thereat;

          (vii) the STP bottle making equipment and the plastic drinking straw manufacturing equipment located at Seller's Freehold, New Jersey, plant and the STP shrink wrap equipment located at Seller's Alsip, Illinois plant;

          (viii) except as otherwise agreed and specially provided for herein or in the Bridging Agreement (as defined in Article 1.3(d)), any assets the ownership, use or possession of which is shared by Seller with any of its affiliates and is identified on Schedule 1.2(viii);

          (ix) computer software or licenses for such software, except the software specifically provided for in Article 11.8 hereof;

          (x) those assets, rights and properties of Seller listed on Schedule 1.2(x) attached hereto;

          (xi) the capital stock of all affiliates of Seller;

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          (xii)  all real property and interests  therein owned by Seller or any affiliate of Seller and not listed on Schedule 1.1(ii)(a) and any and all leases and subleases of real property not listed on Schedule 1.1(ii)(b);

          (xiii) all accounts and notes receivable arising out of the business or the operations of the Businesses in the United States (which are the Subject Receivables referred to in the Contingent Rights Instrument (as defined in Article 1.3(g));

          (xiv) warehouse facilities leased by Seller and located in Mentor, Ohio;

          (xv) any trademarks or tradenames of Seller or its affiliates except for those set forth on Schedule 5.13(b);

          (xvi) the non-exclusive right to use all technology heretofore used by Seller and its affiliates in the manufacture of brake fluid products, transmission stop-leak products and power steering fluid products; provided, however, that each party shall maintain the confidentiality of the technology;

          (xvii) all assets of Seller and its affiliates located in the Republic of the Philippines subject, however, to the limitations set forth in
     Article 11.9;

          (xviii) such quantities of Promotional Materials which cover both products of the Businesses and products of the Seller and its affiliates which are not part of the Businesses as Buyer and Seller shall reasonably agree; and

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          (xix)  All office  furniture and  equipment and  computer equipment of
     Seller and its affiliates at locations other than the real estate listed on
     Schedule 1.1(ii)(a) except (x) personal computers owned by Seller or any of its affiliates and customarily used by the Employees and (y) substitute office furniture selected by Seller to replace the office furniture customarily used by the Employees at locations other than the real property listed on Schedule 1.1(ii)(a).

     1.3 Other Transactions. In addition to the transactions contemplated above, the following acts or transactions shall also occur on or before the Closing;

     (a) Buyer and Seller shall each execute and deliver a research and development agreement covering a sharing of research and development expenses and facilities (the 'Research and Development Sharing Agreement') in form and substance reasonably satisfactory to Buyer and Seller and containing terms not inconsistent with those set forth on the term sheet attached hereto as Exhibit 1.3(a).

     (b) Buyer and Seller shall each execute and deliver a trademark licensing agreement for the use of the trademark 'STP' on specified product lines (the 'Trademark License') in form and substance reasonably satisfactory to Buyer and Seller and containing terms not inconsistent with the term sheet attached hereto as Exhibit 1.3(b).

     (c) Buyer and Seller shall each execute and deliver contract packaging agreements for the supply of all products that are a part of the Businesses except automotive antifreeze (the 'Contract Packaging Agreements') in form and substance reasonably satisfactory to Buyer and Seller and containing terms not

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inconsistent with the term sheet attached hereto as Exhibit 1.3(c).

     (d) Buyer and Seller shall each execute and deliver a bridging agreement (the 'Bridging Agreement') in substantially the form attached hereto as Exhibit 1.3(d).

     (e) Buyer and Seller shall each execute and deliver distributor agreements for the exclusive distribution of the products of the Businesses in Mexico, Europe and the Far East including Hong Kong by Seller or its affiliates in form and substance reasonably satisfactory to Buyer and Seller (the 'Distributor Agreements').

     (f) Seller and Buyer shall execute and deliver a bridging agreement (the 'STP Bridging Agreement') pursuant to which Buyer shall supply to Seller STP bottles, plastic straws and shrink wrap services for STP products, in form and substance reasonably satisfactory to Buyer and Seller and containing terms not inconsistent with the term sheet attached hereto as Exhibit 1.3(f).

     (g) Seller and Buyer shall execute and deliver the Contingent Rights Instrument (the 'Contingent Rights Instrument') in substantially the form attached hereto as Exhibit 1.3(g).

     (h) Seller and Buyer shall execute and deliver a bridging agreement in form and substance reasonably satisfactory to Buyer and Seller covering services to be rendered by Seller to Buyer with respect to the Businesses as conducted in Canada (the 'Canadian Bridging Agreement').

     (i) Seller and Buyer shall execute and deliver an agreement with respect to shared quality assurance equipment located in East Hartford, Ct. (the 'Quality Assurance Agreement') in form and substance reasonably satisfactory to

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Buyer and Seller.

     The agreements set forth in paragraphs (a) through (i) of this Article 1.3 are hereinafter referred to as the 'Ancillary Agreements.'

     1.4 Assignment of Assets.

     (a) Upon the terms and subject to the conditions of this Agreement, to the extent that any lease, contract, license, agreement, sales or purchase order, commitment, property interest, qualification or other Asset described in Article
1.1 hereof to be sold, assigned, transferred or conveyed to Buyer, or any claim, right or benefit arising thereunder or resulting therefrom (the 'Interests'), cannot be sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto or any third person (including a government or governmental unit) after the parties and their affiliates have used all reasonable efforts to obtain all required approvals, consents and waivers, or such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof or an attempted sale, assignment, transfer or conveyance thereof at such time.

     (b) Upon the terms and subject to the conditions of this Agreement, neither Seller nor its affiliates is obligated to sell, assign, transfer or convey to Buyer, and Buyer is not obligated to purchase from Seller or its affiliates, any of Seller's or such affiliates' rights and obligations in and to any of the Interests without first having obtained all necessary approvals, filings, consents or waivers required to effect such

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sale,  assignment,   transfer  or   conveyance   and  all   permits,   licenses,
registrations or other authorizations necessary to conduct the Businesses. Seller shall and shall cause its affiliates to use all reasonable efforts, and Buyer shall cooperate with Seller, to obtain or make all approvals, filings, consents or waivers necessary to convey to Buyer each such Interest, or for Buyer to conduct the Businesses, as soon as practicable.

     (c) To the extent that any of the approvals, consents or waivers or permits, licenses, registrations or other authorizations referred to in Article 1.4(a) hereof have not been obtained by Seller as of the Closing, Seller shall, during the remaining term of such Interest, use all reasonable efforts, to (i) obtain the consent of any such third person (including a government or governmental unit), (ii) cooperate with Buyer in any reasonable and lawful arrangement designed to provide the benefits of such Interest to Buyer so long as Buyer fully cooperates with Seller in such arrangements and so long as such arrangements will not cause Seller or its affiliates to be considered either a public utility or a common carrier, and (iii) enforce, at the request and for the benefit of Buyer, any rights of Seller or its affiliates arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the advice of Buyer).

     1.5 Obtaining Permits and Licenses; Bonds and Guarantees.

     (a) Buyer, in cooperation with Seller, shall use all reasonable efforts to obtain as of the Closing or as soon thereafter as may be practicable all permits and licenses required by any governmental agency with respect to the assets of the

                                       22

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Businesses (including,  without limitation,  environmental and  other  operating permits), without any guaranty or liability of Seller with respect thereto. Seller will or will cause its affiliates to assign, transfer and convey to Buyer at the Closing those permits and licenses which are held or used by Seller or its affiliates in connection with the Businesses and can be assigned without having to obtain the consent of any third party with respect thereto, provided that Seller and Buyer will work together and use all reasonable efforts to obtain any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by Seller and its affiliates in connection with the Businesses which are so assignable or transferable. Subsequent to the assignment, transfer and conveyance of each asset on or after Closing, to the extent permitted by law, Seller and its affiliates shall have the right to cancel any permits or licenses held by Seller and its affiliates now applicable to such Asset to the extent not assigned or transferred to Buyer pursuant to this Article 1.5. The failure of Seller and its affiliates to cancel any permits or licenses shall not affect the respective rights, obligations, liabilities and indemnifications of Seller and its affiliates by Buyer under this Agreement.

     (b) Buyer shall use all reasonable efforts (which shall not include agreeing to any modification of the terms of the underlying obligations) to cause itself to be substituted in all respects for Seller, effective as of Closing, in respect of all obligations of Seller under each of the bonds, guarantees, undertakings and letters of credit obtained by Seller for the benefit of the Businesses (other than those that relate to Excluded Assets) ('Guarantees'), except Guarantees, the obligations underlying which Buyer has elected to cancel and has notified Seller of such election and is

                                       23

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pursuing or will diligently pursue such cancellation or cancellations. If  Buyer is unable to effect such substitution with respect to any Guaranty after using all reasonable efforts to do so, Buyer shall obtain letters of credit, on terms and from financial institutions reasonably satisfactory to Seller, with respect to the obligations covered by each of the Guarantees (to the extent they relate to the Businesses) for which Buyer does not effect such substitution. Subsequent to Closing, with respect to any uncancelled Guaranty for which no substitution is effected or letter of credit provided, Buyer shall indemnify Seller against any liability under such Guaranty to the extent they relate to the Businesses and if such Guarantee remains uncancelled on the 60th day after the Closing, Buyer shall secure its indemnity by providing Seller with a letter of credit in Seller's favor from a bank and in an amount reasonably satisfactory to Seller. If such letter of credit is not provided to Seller within 30 days of Seller's written request therefor, Seller may cancel or otherwise terminate such Guarantee.

                                   ARTICLE II
                                 CONSIDERATION

     2.1 Purchase Price.

     As consideration for the Assets, at the Closing (as defined in Article 10.1 hereof) Buyer shall (i) pay Seller (for its account and the account of its affiliates) $142 million by wire transfer of immediately available funds and issue to Seller $13 million principal amount of 7 1/2% Subordinated Notes of Buyer due in 2003 (the 'Subordinated Note') in the form attached hereto as
Exhibit 2.1 and (ii) assume, subject to Articles III and 5.20 hereof, the Assumed Liabilities (the 'Purchase Price'). The cash portion of the Purchase Price shall be paid to Seller and its affiliates as

                                       24

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follows:  (a) an  amount equal to  the value  of the assets  transferred by F.B.
Canada, less any liabilities of F.B. Canada assumed by Buyer shall be paid to Seller as agent for F.B. Canada by wire transfer of immediately available funds; and (b) the balance of the Purchase Price shall be paid to Seller (for its account and the account of its affiliates). For purposes of the preceding sentence, the value of the assets transferred shall be determined in accordance with the procedure set forth in Section 2.2 relating to allocation of purchase price.

     2.2 Allocation of Purchase Price.

     Buyer and Seller agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended ( the 'Code'), and the Treasury Regulations promulgated thereunder. Such allocation shall be prepared in accordance with an appraisal conducted by an independent appraiser retained by Buyer. If Seller, in good faith, determines that such proposed allocation is unreasonable, Buyer and Seller agree at their shared expense to retain the Arbitrator to settle any dispute between Buyer and Seller regarding the allocations at least 60 days prior to the date upon which either party is required to file any 1060 Forms. Seller and Buyer agree to act in accordance with the computations and allocations contained in the allocation (including any modifications thereto reflecting any post-closing adjustments) in any relevant tax returns or filings filed by them (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law ('1060 Forms'), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law. Buyer shall make available promptly to Seller

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copies of all appraisals of the Assets or any portion thereof obtained by Buyer.
For purposes of this Agreement, the Arbitrator shall be a single arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

                                  ARTICLE III
                    LIABILITIES, OBLIGATIONS AND INDEMNITIES

     3.1 Liabilities and Indemnity.

     (a) Subject to the provisions of Article 3.1(b) hereof and except as otherwise provided in this Agreement, effective as of the Closing, Buyer shall, without any further responsibility or liability of or recourse to Seller or its affiliates or any of Seller's or such affiliates' directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assigns (hereinafter sometimes referred to as 'Seller Indemnified Parties'), absolutely and irrevocably assume and be solely liable and responsible for any and all Assumed Liabilities (as defined in this Article 3.1(a)). The term 'Assumed Liabilities' shall mean and include all Liabilities (as defined in this Article 3.1(a)) of Seller, FB Canada, PT Systems and FB Properties relating to or arising out of the Businesses prior to the Closing whether or not disclosed in any Schedule or Exhibit attached to this Agreement or previously delivered to Buyer or the facts on which any Liability are based are disclosed in any Schedule or Exhibit previously delivered to Buyer or attached to this Agreement, provided, however, that the term 'Assumed Liabilities' shall not mean or include, or be deemed to mean or include, and Seller shall indemnify and hold Buyer, its affiliates and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns (hereinafter sometimes referred to as 'Buyer Indemnified Parties') harmless against (i) any Liabilities which are satisfied or discharged prior to the Closing and (ii) any Excluded Liabilities (as defined in Article 3.1(b) hereof) (including in each case any penalties, fines, reasonable attorneys' fees and other costs incident to proceedings or investigations or the prosecution or defense of any claim). The term 'Liability' shall mean and include any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise. Except as set forth in this Article 3.1(a), Buyer will assume no Liability of Seller or its affiliates. Buyer shall indemnify and hold the Seller Indemnified Parties harmless from and against (i) any and all Assumed Liabilities
(including, without limitation, reasonable fees and expenses of counsel) of whatever kind and nature, and (ii) any damage, liability, loss, cost or expense (including any penalties, fines, reasonable attorneys' fees and other costs incident to proceedings or investigations or the prosecution or defense of any claim) (collectively, 'Damages') which are caused by or arise out of (a) the failure by Buyer to perform or fulfill any agreement or covenant to be performed or fulfilled by it under this Agreement or (b) any breach of any representation or warranty of Buyer. It is agreed and understood that claims under (i) of the preceding sentence may be brought by Seller or its affiliates at any time and shall not be limited as to dollar amount and no claim shall be asserted for a claim under clause (ii) of the preceding sentence after the first anniversary of the Closing. No Seller Indemnified Party shall be entitled to indemnification for claims under (ii) of the second preceding sentence for any Damage attributable to a single fact or set of circumstances unless the Damage to such Seller Indemnified Party resulting therefrom exceeds $25,000 and unless and until the aggregate amount of claims of Seller Indemnified Parties exceed $1,000,000. If the aggregate amount of such claims exceeds $1,000,000, then Seller may claim indemnification only for any claims in excess of $1,000,000. The aggregate indemnification obligations of Buyer for all claims under (ii) of the fourth preceding sentence shall not exceed $15,000,000.

     (b) There shall be excluded from Assumed Liabilities the following Liabilities ('Excluded Liabilities'):

          (i) Liabilities that are due and payable with respect to the operation of the Businesses prior to the Closing for all taxes (including income, sales, property and other taxes), all levies, imposts and duties in the nature of taxes and all deficiencies, assessments, charges and penalties associated therewith;

          (ii) Liabilities accruing before or after Closing for Seller's or its affiliates' medical, dental, disability and life insurance programs for employees retiring or otherwise terminating their employment prior to Closing;

          (iii) Liabilities for claims incurred at or prior to Closing for Seller's or its affiliates' medical, dental, disability, life insurance and other employee benefit programs;

          (iv) Liabilities accruing prior to Closing to the extent that Seller or any of its affiliates is actually reimbursed therefor under its insurance policies;

          (v) Seller's or its affiliates' inter-company payables;

          (vi)  Indebtedness  under  any   bond,  note,  debenture  or   similar
     instrument or any other indebtedness for borrowed money of Seller or any affiliate of Seller;

          (vii) Any liability or obligation of Seller or any affiliate of Seller related to the Excluded Assets;

          (viii) Any obligation or liability of Seller or any affiliate of Seller under this Agreement (including without limitation liability under Articles 3.1, 3.2 and 5.18 hereof) or any other agreement contemplated hereby or arising from or relating to the negotiation and execution of this Agreement;

          (ix) Liabilities of Seller or any affiliate of Seller arising out of or as a consequence of (a) injury or death of any person as a consequence of any event occurring prior to Closing, (b) damage to the property of any third party as a consequence of any event occurring prior to Closing, (c) workers' compensation claims relating to occurrences prior to Closing;

          (x) Liabilities and obligations for bonuses payable by Seller or any affiliates of Seller to the Employees accruing prior to Closing and liabilities and obligations for salaries and wages or other compensation payable by Seller or any affiliates of Seller to all the Employees except those who are paid on a weekly basis and employed at the real property of Seller listed on Schedule 1.1(ii)(a) hereto;

          (xi) Damages and Liabilities arising out of or in connection with pending litigation against Seller and/or its affiliates involving the franchise arrangements of P.T. Systems and any and all future litigation or claims involving the conduct of the franchise arrangements of P.T. Systems prior to Closing; and

          (xii) Except as otherwise provided in Article 4.1 hereof, any liabilities arising before or as a result of Closing out of or in connection with any plans, programs or arrangements of Seller or any affiliate of Seller including, without limitation any severance payments or other benefits payable as a result of the transactions contemplated hereby.

     (c) Effective as of Closing, Seller shall without any further responsibility or liability of or recourse to any Buyer Indemnified Party absolutely and irrevocably assume and be solely liable and responsible for any and all Liabilities of Seller and its affiliates other than Assumed Liabilities. Seller shall indemnify and hold each Buyer Indemnified Party harmless from and against any and all (i) Liabilities which are satisfied or discharged prior to Closing; (ii) Excluded Liabilities; (iii) Liabilities of Seller or any of its affiliates other than Assumed Liabilities; and (iv) any Damages which are caused by or arise out of (a) the failure by Seller or any of its affiliates to perform or fulfill any agreement or covenant to be performed or fulfilled by it under this Agreement or (b) any breach of any representation or warranty of Seller or any of its affiliates. No claim shall be asserted for a claim under clause (iv) above after the first anniversary of Closing, provided that the foregoing shall not apply to claims for a breach of a representation or warranty under Articles 5.9 or 5.15 hereof, which may be brought at any time on or prior to the third aniversary of Closing and it is agreed and understood that claims under clauses (i) through (iii) above may be brought by a Buyer Indemnified Party at any time and shall not be limited as to dollar amount. No Buyer Indemnified Party shall be entitled to indemnification for claims under clause (iv) above for any claim or damage attributable to a single fact or set of circumstances unless the loss or damage to the Buyer Indemnified Parties resulting therefrom exceeds $25,000 and unless and until the aggregate amount of claims of Buyer Indemnified Parties in excess of the amounts set forth above exceed $1,000,000. If the aggregate amount of such claims exceeds $1,000,000, then the Buyer Indemnified Parties may claim indemnification only for any claims in excess of $1,000,000. The aggregate indemnification obligations of Seller for claims under clause (iv) above shall not exceed $15,000,000. The first $3,000,000 of indemnification amounts payable to Buyer Indemnified Parties under this Article 3.1(c) shall be paid to the relevant Buyer Indemnified Parties by wire transfer of immediately available funds and any amounts payable to Buyer Indemnified Parties in excess of $3,000,000 shall be paid to the relevant Buyer Indemnified Parties up to 50% (at the election of Seller) by a corresponding reduction in the outstanding principal amount (if any) of the Subordinated Note and the balance (no less than 50%) by wire transfer of immediately available funds. Upon any reduction of the outstanding principal amount of the Subordinated Note hereunder, Seller shall surrender the Subordinated Note and Buyer shall issue to Seller a new Subordinated Note in the principal amount then outstanding.

     3.2 Indemnification Procedure.

     The obligation of a party (the 'Indemnifying Party') to indemnify any person or entity (the 'Indemnified Party') under Article 3.1 hereof is conditioned upon receiving from the Indemnified Party written notice of the assertion or institution of a claim arising from or related to any liability set forth in Article 3.1 hereof (a 'Claim') or of the occurrence of an event which the Indemnified Party believes could lead to the assertion of a Claim, promptly after the Indemnified Party becomes aware of such Claim or event; provided, however, that the failure of the Indemnifying Party to receive such notice on a timely basis shall relieve the Indemnifying Party of its obligation to indemnify hereunder only if and to the extent that such failure is prejudicial to its ability to defend such Claim. Subject to the terms hereof, the Indemnifying Party shall have the absolute right, in its sole discretion and at its sole expense, to elect to defend, settle or otherwise protect against any Claim with legal counsel of its own selection reasonably satisfactory to the Indemnified Party provided, however, that no Claim may be settled by the Indemnifying Party without the consent of the Indemnified Party which consent shall not be unreasonably withheld. The Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own and shall have the right, but not the obligation, to assert any and all defenses, cross claims or counterclaims it may have and the fees and expenses of such counsel will be at the expense of such Indemnified Party unless
(i) the employment of such counsel and payment of such counsel's fees by the Indemnifying Party has been specifically authorized by the Indemnifying Party,
(ii) the Indemnifying Party does not employ counsel that is reasonably satisfactory to the Indemnified Party, or there is a conflict of interest between the position of the Indemnifying Party on the one hand and the Indemnified Party on the other hand, or (iii) the Indemnifying Party fails to assume the defense or fails to contest such action in good faith, in any which case, if the Indemnified Party notifies the Indemnifying Party that it elects to employ separate counsel, the Indemnifying Party will not have the right to assume the defense of such action on behalf of the Indemnified Party and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. The Indemnified Party shall, and shall cause its affiliates to, at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make (subject to assertion of attorney-client and other applicable privileges) its employees available or otherwise render reasonable assistance to the Indemnifying Party in connection with its defense of any Claim. Subject to the next sentence, in the event the Indemnified Party, without prior consent of the Indemnifying Party (which shall not be unreasonably withheld), makes any settlement with respect to any Claim, the Indemnifying Party shall be discharged from all obligations under
Article 3.1 hereof with respect to such Claim. In the event the Indemnifying Party fails timely to defend, contest or otherwise protect against any Claim or to contest any Claim in good faith, the Indemnified Party shall have the right, but not the obligation, to defend, contest, assert cross claims or counterclaims or otherwise protect against the same, to make any compromise or settlement thereof and to recover from the Indemnifying Party and be indemnified by the Indemnifying Party for the entire cost thereof, including without limitation, legal expenses, disbursements and all amounts paid as a result of such Claim or the compromise or settlement thereof.

                                   ARTICLE IV
                                   EMPLOYEES

     4.1 Employment and Benefits. Buyer will accept the transfer of employment of those employees of Seller listed on Schedule 4.1 attached hereto, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement (the 'Employees'); provided, however that not later than July 18, 1994 Seller and Buyer shall agree upon a final list of employees which shall be utilized for the purposes of Article 4.2(a) (such list is hereinafter referred to as the 'Transfer List' and the employees reflected on the Transfer List are hereinafter referred to as the 'Transferred Employees'). For purposes of this Article IV, the terms 'Employees' and 'Transferred Employees' shall not include any person on disability, layoff or leave of absence as of the Closing; provided, however, that such individuals shall become Employees as of the Closing if they report to work within ninety (90) days after the Closing or such longer period as required by law; and provided further, that during such period all liabilities associated with the employment of such individuals shall remain the responsibility of Seller. Buyer shall employ each of the Employees during the one year period after the Closing and such employment shall be in positions substantially equivalent to those presently held, with the same or greater wages or salaries as those being enjoyed as of the Closing and, for one year after the Closing (but two years with respect to the Buyer's Retirement Plan as hereinafter defined) with benefits substantially equivalent (except for such changes as may be required by law) in the aggregate to those provided under Seller's benefit plans and compensation policies and practices listed in Schedule 4.1 attached hereto; provided, that except as otherwise specifically provided herein with respect to the 401(k) Plan and the Savings Plan (each as hereinafter defined); Buyer shall have no obligation to take into account for any purpose hereunder or provide any benefits related to or payable in stock of Buyer, Seller or any of their respective subsidiaries; and, provided, further, that nothing herein shall preclude any changes required by applicable law or by the increased costs to provide such benefits other than as specifically provided in Articles 4.2(a) and 4.2(b) hereof. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude Buyer f;rom terminating any Employee for any reason for which Seller could have terminated such person prior to the Closing. Buyer shall accept and credit the Employees, for all purposes under all benefit plans and compensation policies and practices (subject to the occurrence of the transfers contemplated by Section 4.2(a) and 4.2(b) hereof), with all previous service recognized by Seller or its subsidiaries or the predecessor of the Businesses, Union Carbide Corporation, for benefit plan purposes, and shall accept and assume responsibility for all current year, vested or carried forward vacation benefits accrued by each Employee under Seller's vacation plan but not taken as of the Closing to the extent reflected on the Closing Balance Sheet.

     4.2 Pension Plan; Defined Contribution Plan. With respect to the Retirement Program Plan for Employees of First Brands Corporation and its Participating Subsidiary Companies (the 'Pension Plan'), the Savings Plan for Employees of First Brands Corporation and Participating Subsidiary Companies (the 'Savings Plan') and the 401(k) Opportunity Plan for Employees of First Brands Corporation ('401(k) Plan'),

Buyer and Seller agree as follows:

     (a) Pension Plan.

          (i) On or before the Closing, Seller shall cause each Employee who is a participant in the Pension Plan to become fully vested, to the extent not already vested, as of the Closing in the benefits accrued under the Pension Plan as of the Closing. Employees shall cease to accrue any benefits under the Seller's Pension Plan as of the Closing. As of the Closing, the defined benefit plan established by the Buyer in accordance with Article 4.2(a)(ii) (the 'Buyer's Retirement Plan') shall include as participants the Employees who were participants in the Pension Plan immediately prior to the Closing. Other Employees shall become participants in Buyer's Retirement Plan in accordance with its terms.

          (ii) As soon as practicable after the Closing, Buyer shall establish the Buyer's Retirement Plan, which shall contain terms substantially similar to the terms of the Pension Plan, and take any necessary action to qualify the Buyer's Retirement Plan under the applicable provisions of the Code. Each of the Buyer and Seller shall make all filings and submissions to appropriate governmental agencies required of them in connection with a transfer of assets as described below.

          (iii) Upon satisfaction of the obligations described in Article 4.2(a)(ii) above and upon receipt of evidence reasonably acceptable to the Buyer with respect to the Pension Plan and to the Seller with respect to the Buyer's Retirement Plan, that each such plan is qualified under the Code, Seller shall cause the respective trustees of the Seller's Pension Plan to transfer an amount equal to $2,750,000 (the 'Transfer Amount') as follows:
     (x) within 30 days after the Closing at least 75% of the Transfer Amount in cash or marketable securities reasonably acceptable to Buyer; and (y) within 60 days after the transfer in this Subsection (x), the balance of the Transfer Amount, with interest thereon of 8% per annum in cash or marketable securities reasonably acceptable to Buyer. Such transfer will be made to the trustee of the Buyer's Retirement Plan for the trust of the Buyer's Retirement Plan and in no event shall less than 25% of all transfers be made in cash; provided, however, that in no event shall the amount transferred be less than the amount required under Section 414(1) of the Code as certified by Sellers' actuaries (which certification shall be reasonably acceptable to Buyer) or the present value of the accrued benefits (whether or not vested) under the Pension Plan. Buyer shall maintain the Buyer's Retirement Plan for no less than two years after the Closing, in substantially the form adopted (with such changes as are required by law). Each of the parties hereto shall pay its own expenses in connection with the foregoing transfer of assets and assumption of liabilities.

     (b) Defined Contribution Plans.

          (i) On or before the Closing, Seller shall cause each Employee who is a participant in the 401(k) Plan or the Savings Plan (the 'Defined Contribution Plans') to become fully vested, to the extent not already vested, as of the Closing Date in his account balance under each such plan. The Defined Contribution Plans shall be amended to provide that contributions thereto in respect of Employees shall cease as of the Closing Date.

          (ii) As soon as practicable after the Closing Date, Buyer shall establish or designate a defined contribution plan or plans (the 'Successor Plan') and take any necessary action to qualify the Successor Plan under the applicable provisions of the Code. Each of the Buyer and Seller shall make all filings and submissions to appropriate governmental agencies required of them in connection with a transfer of assets as described below.

          (iii) As soon as practicable following the Closing, Seller shall cause the trustee of the Defined Contribution Plans to calculate, in accordance with the spin-off provisions set forth under Section 414(1) of the Code and the specifications described below, the amount of assets and liabilities held in the Defined Contribution Plans representing the account balances of all Employees as of the Closing (including, as applicable, all contributions and all earnings attributable to such contributions) (the 'D.C. Transfer Amount'). As soon as practicable, upon receipt of evidence reasonably acceptable to the Buyer with respect to the Defined Contribution Plans and to the Seller with respect to the Successor Plan, that each such plan is qualified under the Code, Seller shall cause the respective trustees of the Defined Contribution Plans to transfer in cash, or, with respect to account balances invested in Seller's stock, Seller's stock, to the trustee of the Successor Plan, the Transfer Amount, which shall (i) have been credited with appropriate earnings attributable to the period from the appropriate valuation date to the day immediately preceding the date of the transfer described herein, and (ii) reduced by any benefit or withdrawal payments in respect of Employees occurring during the period from the Closing to the day immediately preceding the date of transfer described herein. Each of the parties hereto shall pay its own expenses in connection with such transfer. On and after the Closing, subject to the transfer provided for herein, each participant in the Defined Contribution Plans shall be entitled to credit under the Successor Plan for all purposes for all years of service for which credit was granted under the Defined Contribution Plans.

                                   ARTICLE V
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Seller hereby represents, warrants and covenants to Buyer that:

     5.1 Organization and Corporate Power. Each of Seller, F.B. Canada, F.B. Properties, and P.T. Systems is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own the assets being sold hereunder and is duly qualified and in good standing in each jurisdiction in which its assets used or held for use in the business or operations of the Businesses are located and in each jurisdiction where the nature of the business or operations of the Businesses requires such qualification. Seller has full corporate power and authority to enter into and perform this Agreement and each of the Ancillary Agreements to be entered into by it. Seller, F.B. Canada, F.B. Properties and P.T. Systems each has full corporate power and authority to carry on its business as it is now being conducted and to own or lease and operate the properties and assets now used, owned or leased and operated by it as the same relate to the business or operations of the Businesses.

     5.2 Due Authorization; No Breach. The execution, delivery and performance by each of Seller, F.B. Canada, F.B. Properties and P.T. Systems of this Agreement and each of the Ancillary Agreements to which any such entity is a party, and the transactions contemplated hereby and thereby, have been approved by the respective Boards of Directors of Seller, F.B. Canada, F.B. Properties and P.T. Systems and by Seller as the sole shareholder of P.T. Systems and no further corporate action is required to be taken by Seller, F.B. Canada, F.B. Properties or P.T. Systems in order to execute, deliver and perform this Agreement and the Ancillary Agreements to which any such entity is a party and to transfer the Assets to Buyer. This Agreement is a valid and legally binding obligation of Seller, and each agreement or instrument contemplated by this Agreement (including the Ancillary Agreements), when executed and delivered by Seller or any of its affiliates in accordance with the provisions hereof, will be a valid and legally binding obligation of each of Seller and any affiliate of Seller which is a party thereto, enforceable against each of Seller and any such affiliate in accordance with its terms. All persons who have executed this Agreement on behalf of Seller, or who will execute on behalf of Seller, F.B. Canada, F.B. Properties and P.T. Systems any agreement or instrument contemplated by this Agreement (including the Ancillary Agreements), have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement, the Ancillary Agreements and the other agreements and documents to be executed or delivered pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate, or conflict with, any provision of the certificate of incorporation or by-laws (or other governing documents) of any of Seller,

F.B. Canada,  F.B. Properties  and P.T.  Systems, (ii)  except as  set forth  on
Schedule 5.2, violate, or conflict with, or result in a breach of any provision of, or constitute a default under, or result in the termination (or grant a right of termination) of, or accelerate (or grant the right to accelerate) the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets being sold hereunder by Seller or any of its affiliates under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument to which Seller or any of its affiliates is a party or by which it or any of its affiliates or any of their respective properties is bound or (iii) violate, or conflict with, any order, writ, injunction, arbitration award, judgment or decree of any court, governmental body or arbitrator applicable to Seller or any of its affiliates or, to Seller's Knowledge, any statute, law, rule or regulation. For the purposes of this Agreement, 'Seller's Knowledge' shall mean any fact or set of circumstances of which Seller or any of its affiliates or any of their respective employees have actual knowledge or would have actual knowledge had due inquiry been made. The sale of the Businesses is subject to the consent under certain financing agreements entered into by Seller and identified on Schedule 5.2A attached hereto. Seller and its affiliates shall before or at Closing obtain all necessary consents, approvals and authorizations required by the agreements set forth on Schedule 5.2A.

     5.3 Real Property. (a) Schedules 1.1(ii)(a) and (b) attached hereto set forth all of the real property and interests in real property owned, used or occupied by Seller or any of its affiliates which is necessary to operate the Businesses as currently operated, including all land, easements or rights of way granted to Seller or any of its affiliates, and all improvements located thereon but excluding (i) all office and research and development facilities; (ii) all manufacturing facilities for products included in the Businesses other than automotive antifreeze; and (iii) all real estate to be used by Seller in performing services as contemplated by the Ancillary Agreements. Seller has good, valid and marketable title in fee simple to each parcel of such real property identified on Schedule 1.1(ii)(a) as being owned by Seller or any of its affiliates (the 'Owned Real Property') or holds by valid, existing and enforceable lease or license for each parcel of such real property (x) identified on Schedule1.1(ii)(b) as being leased by Seller or any of its affiliates (the 'Leased Real Property') or (y) identified on Schedule 1.1(ii)(c) as consisting of roadway and other ancillary rights (the 'Ancillary Real Property'), in each case free and clear of all pledges, security interests, mortgages, liens, encumbrances, equities, claims, reservations, third party rights or obligations (including without limitation third party leases or subleases, easements, rights of way and other commercial or governmental use restrictions) (collectively, 'Encumbrances') except as set forth on Schedule 1.1 (ii)(a) or (b). The Owned Real Property, the Leased Real Property and the Ancillary Real Property are hereinafter collectively referred to as the 'Real Property.'

     (b) There are adequate roadway easements assuring access to the Real Property. Seller or its affiliates have obtained all easements and rights of way required from all governmental jurisdictions or from private parties for the normal use and operation of the Businesses on the Real Property.

     (c) All improvements on any Owned Real Property are wholly within the lot limits of such Owned Real Property and do not encroach on any adjoining premises and there are no encroachments on any Owned Real Property by any improvements on any adjoining premises. All parcels of the Owned Real Property are legally subdivided lots and are separate tax lots.

     (d) The Seller and its affiliates have delivered to the Buyer a true and complete copy of each lease covering the Leased Real Property (individually, a 'Lease', collectively, the 'Leases'), together with all amendments and modifications thereto. Neither the Seller nor any of its affiliates is in default under any of the Leases and, to Seller's Knowledge, no other party thereto is in default under any such Lease, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default thereunder except in either instance for defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     5.4 Personal Property. Except as disclosed or provided for in this Agreement, the Ancillary Agreements or any Exhibit or Schedule attached hereto, and except for dispositions of assets after the date hereof and prior to Closing in the ordinary course of business, consistent with past practice and consistent with the terms of this Agreement and the Ancillary Agreements, to Seller's Knowledge, all of the fixtures, plants, buildings, improvements, machinery, equipment, vehicles, construction in progress and other tangible personal property described in Articles 1.1 (ii) and 1.1 (iii) hereof which are not Excluded Assets (collectively, the 'Fixed Assets and Equipment') are located on the Real Property, except for certain capital equipment (primarily motor vehicles) while in use off the Real Property. Except for goods in transit and as disclosed or provided for in this Agreement, the Ancillary Agreements or any Exhibit or Schedule attached hereto, to Seller's Knowledge, all of the Inventory is located on the Real Property or in those warehouses listed in Schedule 5.4 attached hereto, except for immaterial quantities of Inventory which may be located elsewhere.

5.5 Title and Condition of Assets; Entire Business.

     (a) Except as otherwise disclosed in Schedule 5.5 attached hereto, Seller or one of its affiliates has good and marketable title to, or holds by valid and existing lease or license, all of the Assets and will or will cause one of its affiliates to transfer same to Buyer at Closing. The Assets are free and clear of all Encumbrances, except:

          (i) those reflected or reserved against in the Unaudited Financial Statements for the fiscal year ended June 30, 1993 attached hereto as
     Schedule 5.16 or as will be reflected or reserved against in the Audited Financial Statements for the fiscal year ended June 30, 1993;

          (ii) taxes and general and special assessments not in default and payable without penalty or interest; and

          (iii) Encumbrances which, individually or in the aggregate, do not and will not materially detract from the value of the Assets or result in or have a material adverse effect on the condition (financial or other), results of operations, assets, properties, business or prospects of the Businesses or have an adverse effect on the ability of Seller or any of its affiliates to perform its obligations hereunder or any other agreement contemplated hereby (each of such effects is herein called a 'Material Adverse Effect').

     (b) At Closing, Seller will or will cause one of its affiliates to transfer to Buyer all of the Assets free and clear of all Encumbrances other than (i) mechanics', materialmen's, and similar liens and (ii) liens for taxes not yet due and payable.

     (c) The Assets, together with the rights of Buyer under the Ancillary Agreements, are sufficient to allow Buyer to conduct the Businesses in the same manner and to the same extent (subject to changes in the conduct of the Businesses contemplated by the Ancillary Agreements) as heretofore conducted by Seller and its affiliates.

     5.6 Consents. Except for the expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the 'HSR Act'), consent under New Jersey Industrial Site Recovery Act ('ISRA'), and except as set forth on
Schedule 5.6, no action, approval, permit, consent or authorization, including but not limited to any action, approval, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau, or instrumentality, is required to be obtained by Seller or any of Seller's affiliates in order to consummate the transactions contemplated hereby.

     5.7 Compliance With Laws.  Except as disclosed in  Schedules 5.9, 5.10  and
5.12 attached hereto, neither Seller nor Seller's affiliates is, with respect to the operation of the business or properties of the Businesses, in default under or in violation of any federal, state or local statute, law, ordinance, regulation, rule, judgment, order or decree, except for such defaults or violations, if any, that in the aggregate do not and will not result in a Material Adverse Effect.

     5.8 Permits and Licenses. Schedule 5.8 attached hereto sets forth all governmental licenses, permits, franchises and other governmental authorizations (collectively 'Permits') which are issued to, held or used by Seller or any of Seller's affiliates, or for which Seller or any of Seller's affiliates has applied, including the dates of issuance and expiration or of application as the case may be and which are material to the current operation of the Businesses, and there are no other governmental licenses, permits, franchises, or other governmental authorizations which are material to the business or operations of the Businesses. Within the past 18 months neither Seller nor any of Seller's affiliates has received any written warning notice, written notice of violation or probable violation, written notice of revocation or other written communication from or on behalf of any governmental entity, which violation has not been corrected or otherwise settled, alleging (i) any violation of any material Permit, (ii) that Seller requires any material Permit required for the operation of the Businesses not currently held by Seller or (iii) any current material violation of any federal, state, county, local or foreign laws, ordinances, regulations or orders.

     5.9 Environmental Conditions. Schedule 5.9 attached hereto sets forth the following:

          (i) all treatment, storage and disposal facilities (as defined in the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder ('RCRA')) which are currently owned or used by Seller and located on the Real Property; all waste disposal sites on the Real Property which are or have been owned or used by Seller in connection with the Assets or the Businesses; and all underground storage tanks located on the Real Property which are or were owned or used by Seller in connection with the Assets or the Businesses. As to each such facility, site or underground storage tank, Schedule 5.9 describes the time period used and the type of waste treated, stored or disposed of and, in the case of the underground storage tanks, the type of material stored;

          (ii) all sites located off the Real Property at which wastes from the operation of the Businesses have been disposed and, as to each such site,
     Schedule 5.9 hereto describes the time period used and the type of waste disposed; and

          (iii) all internal environmental audits conducted by Seller since January 1, 1989 relating to the Businesses.

     Except as disclosed on Schedule 5.9 in connection with, or in any way related to, the Assets or the Businesses,

          (i) Seller holds, and is in compliance with, all permits, licenses, registrations or other authorizations required under applicable Environmental Laws, as hereinafter defined, and is, and has been, otherwise in compliance with all applicable Environmental Laws. To Seller's Knowledge, there is no condition that could prevent or interfere with continued compliance with Environmental Laws. For purposes of this Agreement, Environmental Laws shall mean any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority, or requirements of law (including, without limitation, common law) relating in any manner to contamination, pollution, or protection of human health or the environment;

          (ii) Seller has not received any written notice of any Environmental Claim, as hereinafter defined, and Seller is not aware after reasonable inquiry of any threatened Environmental Claim. For purposes of this Agreement, Environmental Claim means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials, as hereinafter defined, at any location, or (ii) circumstances forming the basis of any violation or alleged violation by Seller of any Environmental Laws, including, but not limited to, any violations or alleged violations by Seller of any permit, license, registration or other authorization required under applicable Environmental Laws. For purposes of this Agreement,

     Hazardous Materials means any and all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, ethylene glycol, diethylene glycol, polychlorinated biphenyls and any and all other materials and substances regulated pursuant to any Environmental Laws or that could result in the imposition of liability under any Environmental Laws;

          (iii) Seller has not entered into, has not agreed to, and is not subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws, including without limitation relating to compliance or to investigation, cleanup, remediation or removal of Hazardous Materials;

          (iv) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the Assets in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Laws;

          (v) There are no past or present actions, activities, events, conditions or circumstances, including without limitation the presence, release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials at any location, that are reasonably likely to give rise to liability under any Environmental Laws or any contract or agreement.

     Seller shall apply to NJDEPE (as hereinafter defined) promptly after execution of this Agreement for the letter, exemption, declaration, workplan, approval, remediation agreement or administrative consent order under ISRA (as hereinafter defined) and shall make all submissions required under ISRA on or before the dates specified by ISRA.

     5.10 Health and Safety Conditions. Schedule 5.10 attached hereto sets forth the following:

          (i) all Material Safety Data Sheets relating to the current products of the Businesses;

          (ii) all product labels for the current products of the Businesses;

          (iii)all internal health and safety audits of the Businesses from January 1, 1990;

          (iv) a summary of all epidemiological data related to the Businesses since January 1, 1990;

          (v) a summary of all toxicological studies related to the Businesses since January 1, 1990;

          (vi) all industrial hygiene surveys related to the Businesses or Assets for the year 1993;

          (vii) a summary of all personnel safety statistics related to the Businesses for each year since January 1, 1990; and

          (viii) all annual summaries of workers' compensation liabilities prepared by the Kemper Group related to the Businesses from January 1, 1990 through January 1, 1994, and the preliminary report prepared by the Kemper Group of such workers' compensation liabilities for the period January 1, 1993 through December 31, 1993.

     To Seller's Knowledge, the information contained in the documents listed in this Article 5.10 is true and correct in all material respects. To Seller's Knowledge, except for the facts set forth on Schedule 5.10 attached hereto, each of Seller and its affiliates is, with respect to its operation of the Businesses, in compliance in all material respects with the requirements of the Occupational Safety and Health Act and all other material federal, state and local occupational health and safety laws, rules and regulations.

     5.11 Employee Relations. Neither Seller nor any of its affiliates has any agreements with labor unions or associations representing the Employees. Except as set forth in Schedule 5.11 attached hereto, there is neither pending nor, to Seller's Knowledge, threatened any strike, slowdown, picketing, work stoppage or labor trouble or other occurrence, event or condition of a similar character in which the Employees who are employed in connection with the Businesses are participating or have threatened to participate and which has had or might have a Material Adverse Effect. To Seller's Knowledge, no union activities, work stoppages or other labor trouble with respect to the employees of any of the Businesses' principal suppliers or customers are pending or threatened which might have a Material Adverse Effect. Except as set forth on Schedule 5.11 attached hereto, neither Seller nor any of its affiliates has any written consultant agreements or written contracts of employment in connection with the Businesses and, except for annualized increases of less than 5% in the aggregate and for budgeted increases of more than 5% which have been provided to Buyer, from

March 31, 1994 to the date hereof neither Seller nor any of its affiliates has made any commitment or agreement to increase the wages or to materially modify the conditions or terms of employment of any of its Employees. From March 31, 1994 to the date hereof neither Seller nor any of its affiliates has increased the compensation of any Employee who is an officer of Seller by more than 5%.

     5.12 Litigation, Claims and  Proceedings. Except as  set forth in  Schedule
5.12 attached hereto, there are no judgments, orders, writs or injunctions of any federal, state or local court or governmental authority presently pending or, to Seller's Knowledge, threatened against any of Seller and its affiliates or by which any of them or any of their respective assets are bound, and which are related to the Businesses, and no lawsuits, actions, arbitrations, claims, governmental proceedings or notices of violation, presently pending or, to Seller's Knowledge, threatened which relate to the Businesses and to which any of Seller and its affiliates is a party (as plaintiff, defendant or otherwise) or which relate to the Businesses and arise under or relate to any federal, state or local statute, regulation, rule or other governmental authority (including without limitation Environmental Laws and the laws, rules and regulations referred to in Articles 5.9 and 5.10 hereof), except for routine litigation, claims or proceedings (including without limitation, product liability and warranty claims or litigation, and workers compensation claims) in which the amount in controversy does not exceed $50,000 for any individual matter or $150,000 in the aggregate for any related matters. To Seller's Knowledge, there are no facts which could reasonably be expected to give rise to any action, suit, proceeding, inquiry or investigation which could, if adversely decided, have a Material Adverse Effect.

     5.13 Intellectual Property.

     (a) Schedule 5.13(a) attached hereto lists by reference number all United States and foreign patents (the 'Patents') and patent applications owned by or assignable to Seller or any affiliate of Seller, and active unfiled dockets pertaining to disclosures of inventions made by an employee or employees of Seller or any affiliate of Seller and assignable to Seller or any affiliate of Seller and all patent licenses, in each case used in connection with the Businesses or the Assets (collectively, the 'Patents and Technology'). There are no other United States or foreign patents or patent applications owned by or assignable to or used by Seller or any affiliate of Seller, the failure to own or have the right to use prevents or would prevent Buyer from operating the Businesses as currently operated; and the Patents and Technology (including any patent licenses) constitute all of those necessary to the conduct of the Businesses as currently operated. Seller or one of its affiliates is the sole and exclusive owner or licensee, except as set forth in Schedule 5.13(a) attached hereto, of the Patents and Technology and the holder of the full record title to the registrations for the Patents. The Patents and Technology are free and clear of any Encumbrances, except as set forth in Schedule 5.13(a). Except as set forth in Schedule 5.13(a), there are no asserted claims or demands of any other person, firm or corporation pertaining to the Patents and Technology, no proceedings have been instituted, are pending, or, to Seller's Knowledge, are threatened which challenge Seller's rights in respect thereto. Except as set forth in Schedule 5.13(a), Patent Nos. 4,664,833 (1987) and 4,439,561 (1984) do
not violate the rights of others and, to Seller's Knowledge, are not being infringed by others and, to Seller's Knowledge, the remaining Patents and Technology do not violate the rights of others and are not being infringed by others. The Patents and Technology are not subject to any outstanding order, decree, judgment or stipulation.

     (b) Except for the trademarks and/or trade names 'FIRST BRANDS', the 'FB Logo' and 'STP,' Schedule 5.13(b) attached hereto sets forth by mark, goods or services, country and, where applicable, registration or application number all of Seller's Trademarks and licensed trademark rights (collectively 'Licensed Trademarks') owned and/or used by Seller or its affiliates in connection with the Businesses, and such Trademarks and Licensed Trademarks constitute all those necessary to operate the Businesses as currently operated. Except as otherwise indicated in Schedule 5.13(b), the Trademarks and Licensed Trademarks have been duly registered or applications to register are pending in the United States and in the countries indicated therein, and in the case of Licensed Trademarks, Seller or its affiliates has been duly recorded as a Registered User or the license agreement has been recorded, as required by local law. Seller is the sole and exclusive owner or licensee, to the extent shown in Schedule 5.13(b), of such Trademarks or Licensed Trademarks and the holder of the full record title to the registrations for such Trademarks, and the Trademarks and, to Seller's Knowledge, the Licensed Trademarks are free and clear of any Encumbrances, except as set forth in Schedule 5.13(b), and except where the failure of Seller or one of its affiliates to be the sole and exclusive owner or licensee and the holder of full record title does not and will not have a Material Adverse Effect provided that, with respect to the liens set forth in
Schedule 5.13(b), Part 3, A, I, Seller will take all necessary steps, prior to Closing, to file with the United States Patent and Trademark Office, all documents necessary to record the release of said liens against said registrations. Except as disclosed on Schedule 5.13(b), none of Seller and its affiliates has been notified of any claims or demands of any other person, firm or corporation pertaining to such Trademarks or Licensed Trademarks, no proceedings have been instituted, are pending, or, to Seller's Knowledge, are threatened which challenge Seller's rights in respect thereto and, except as disclosed on
Schedule 5.13(b), to Seller's Knowledge, such Trademarks and Licensed Trademarks do not infringe upon or otherwise violate the rights of others and are not being infringed by others. Seller specifically warrants and represents that the trademark PRESTONE in the United States and Canada for automotive antifreezes, cooling system flushing products and cooling system stop-leak products and the registrations therefor set forth on Schedule 5.13(b) are valid and subsisting, and do not infringe upon or otherwise violate the rights of others and, to Seller's Knowledge, are not being infringed by others. The Trademarks and Licensed Trademarks are not subject to any outstanding order, judgment or stipulation.

     (c) Seller specifically warrants that the Assets, together with information known to the Employees, contain all of Seller's material trade secrets and confidential technology, proprietary designs, know-how and processes (collectively 'Trade Secrets') owned and/or used by Seller or its affiliates in connection with the Businesses, and that such Trade Secrets constitute all those necessary to operate the Businesses as currently operated. Except as set forth on Schedule 5.13(c), Seller or its affiliates are the owners of the Trade Secrets, and where Seller or its affiliates are not the owner of any such Trade Secret, it is the licensee thereof and all applicable license agreements are in force and are assignable to Buyer. Seller and its affiliates have taken all appropriate measures to maintain the confidentiality of the Trade Secrets, and to Seller's Knowledge, such confidentiality has been maintained. Except as set forth on Schedule 5.13(c), to Seller's Knowledge, the use or other exploitation of such Trade Secrets by Seller or any of its affiliates does not violate the rights of others and are not being infringed by others. The Trade Secrets are not subject to any outstanding order, decree, judgment or stipulation.

     (d) It is the policy of Seller and its affiliates to place the required copyright notice on all labels, packaging, advertising and promotional materials for its products. No copyright registrations have been obtained in the U.S. Copyright Office for the aforesaid materials.

     5.14 Contracts. Schedule 5.14 attached hereto lists as of the date hereof all written contracts, agreements, commitments and personal property leases which relate to the Businesses and which meet the criteria specified in the paragraphs below:

          (a) involve future expenditures or receipts or other performance with respect to goods or services having a total value in excess of $100,000; or

          (b) involve a lease, sublease, installment purchase or similar arrangement for the use of personal property which involves a total consideration in excess of $100,000; or

          (c) contain any severance pay obligations; or payments to employees due as a result of the consummation of the transactions contemplated hereby; or

          (d)  compel the employment of any  person in the status of 'employee';
     or

          (e)  involve   a   consulting   relationship   which   involve   total
     consideration in excess of $50,000 during the term of such agreement; or

          (f)   involves  the  handling,   treatment,  storage,  transportation,
     recycling, reclamation or disposal of wastes or substances generated by the Businesses or the Assets; or

          (g) contain commitments of suretyship, guaranty or indemnification (except for guarantees, warranties and indemnities provided by Seller in respect of its products in the ordinary course of business); or

          (h) relate to the disposition or acquisition of the assets or stock of, or any interest in, any business enterprise; or

          (i) are material to the Businesses and are terminable or may be accelerated by the other party thereto upon an assignment thereof to Buyer; or

          (j) contain an indenture, mortgage, pledge, credit (other than credit terms offered to customers in the ordinary course of business), or other financing commitment for the borrowing or lending of funds from or to any person.

     Except as otherwise indicated in any Schedule or Exhibit attached hereto, to Seller's Knowledge, no party (including Seller) to any of the contracts described above is in default of any material obligation thereunder and there does not exist under any provision thereof, to Seller's Knowledge, any event that, with the giving of notice of the lapse of time or both, would constitute a material default thereunder.

     5.15 Benefit Plans. (a) Schedule 5.15 sets forth a list of all 'employee benefit plans' within the meaning of Section 3(3) of ERISA for Employees (including, without limitation, stock purchase, stock option severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not under which any Employee has any present or future right to benefits (collectively referred to herein as the 'Seller's Plans').

     (b) With respect to each of the Seller's Plans, Seller has made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including all existing amendments thereto that shall become effective at a later date) and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; and (ii) any summary plan description.

     (c) (i) Each of Seller's Plans has been established and administered in substantial compliance with the applicable provisions of ERISA and the Code;
(ii) each of Seller's Plans which is intended to be qualified within the mean of
Section 401(a) of the Code has received a favorable determination letter as to its qualification; (iii) as of the date of this Agreement no 'reportable event' (as such term is used in section 4975 of the code or section 406 of ERISA) or 'accumulated funding deficiency' (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any of Seller's Plans; and
(iv) no material litigation or administrative or other proceedings involving the Seller's Plans have occurred or are threatened.

     (d) Neither the Seller nor any of its subsidiaries maintains or contributes to any 'multiemployer plan' as such term is defined in section 3(37) of

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
ERISA.

     (e) With respect to any Seller's Plan which is not a multiemployer plan but is subject to Title IV of ERISA, as of the Closing, the assets of each such plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such plans on a termination basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

     5.16 Financial Statements

     (a) Attached hereto as Schedule 5.16 are the unaudited combined and combining statements of income of the Businesses for the fiscal years ended June 30, 1992 and 1993 and for the nine months ended March 31, 1994 and the unaudited combined and combining balance sheets of the Businesses as of June 30, 1992 and 1993 and March 31, 1994 (the 'Unaudited Financial Statements'). Also attached as part of Schedule 5.16 are schedules calculating EBITDAG (as defined in Article 9.1(f)) for the fiscal years ended June 30, 1992 and 1993, as derived from the Unaudited Financial Statements for such years. The Unaudited Financial Statements present fairly the financial position and results of operations of the Businesses as of the date or for the periods set forth therein, except as set forth in Schedule 5.16 and, in the case of Unaudited Financial Statements as of and for the nine months ended March 31, 1994, subject to normal year-end adjustments, were prepared in accordance with U.S. generally accepted accounting principles ('U.S. GAAP') consistently applied during the periods set forth therein except as noted on Schedule 5.16; provided, however, that no breach of this Article 5.16(a) shall give rise to any claim against Seller for money damages.

     (b) Except as specifically disclosed herein or in the Schedules hereto, and except as reflected, reserved against or otherwise expressly disclosed in the Unaudited Financial Statements and except for liabilities and obligations or changes in assets incurred in the ordinary course of business of the Businesses consistent with past practice, since June 30, 1993 in the case of liabilities or obligations, and March 31, 1994 in the case of assets, none of the Businesses will have as of the Closing Date any change in assets, liabilities or obligations that would be required to be reflected on a balance sheet for the Businesses prepared in accordance with U.S. GAAP consistently applied during the period set forth therein. With respect to liabilities as of March 31, 1994 it is understood that certain of these amounts were estimated by pro-rating total corporate liabilities based on Seller's reasonable estimate of the Businesses' share of total liabilities of Seller and its affiliates. Because such liabilities cannot be specifically identified as liabilities of the Businesses, no representation is being made with respect to such liabilities reflected on the balance sheet as of March 31, 1994 included in the Unaudited Financial Statements.

     (c) Seller shall prepare, and shall cause KPMG Peat Marwick to audit, the combined balance sheet of the Businesses as of June 30, 1994 and the combined statements of income and cash flows and a statement or footnote as to a change in net assets of the Businesses for the fiscal year ended June 30, 1994, together with the notes thereto, and shall cause KPMG Peat Marwick to audit the combined Unaudited Financial Statements as of and for the fiscal years ended June 30, 1992 and 1993 (collectively, the 'Audited Financial Statements'). The Audited Financial

Statements shall present fairly the financial position and results of operations of the Businesses as of the dates or for the periods set forth therein and shall be prepared in accordance with U.S. GAAP consistently applied during the periods set forth therein and in accordance with the requirements of the Securities and Exchange Commission (the 'SEC') as to form and content. The Audited Financial Statements shall be delivered to Buyer and Seller's and KPMG Peat Marwick's work papers relating thereto shall be made available for review by Buyer upon completion of the respective audits thereof, which shall be completed no later than July 20, 1994 in the case of the Audited Financial Statements as of and for the fiscal years ended June 30, 1992 and 1993 and August 31, 1994 in the case of the Audited Financial Statements as of and for the fiscal year ended June 30, 1994. The reports of KPMG Peat Marwick on the respective Audited Financial Statements shall be unqualified and shall be delivered to Buyer no later than July 27, 1994 with respect to the periods ended June 30, 1992 and 1993 and September 15, 1994 with respect to the period ended June 30, 1994. Such reports for the Audited Financial Statements as of and for the fiscal years ended June 30, 1992 and 1993 shall be accompanied by schedules audited by KPMG Peat Marwick calculating EBITDAG for each such fiscal year as derived from the Audited Financial Statements for such years.

     (d) Subject to an allowance for bad debts, customer claims and sales returns not in excess of 2% plus $250,000, the accounts and notes receivable of the Businesses as of the Closing Date will represent valid claims, incurred in the ordinary course of business and consistent with past practice, and no counterclaims or offsetting claims with respect to such receivables shall be pending or threatened as of the Closing Date.

     5.17 Absence of Certain Changes or Events. Since June 30, 1993, the Businesses have been conducted only in the ordinary course consistent with past practice. Except as set forth in Schedule 5.17, since June 30, 1993, there has not been:

          (a) any material adverse change in the condition (financial or other), results of operations, assets, properties, business or prospects of the Businesses;

          (b) any damage, destruction or casualty loss, whether or not covered by insurance, resulting in a Material Adverse Effect;

          (c) any disposition by Seller or any of its affiliates of any assets relating to the Businesses other than in the ordinary course of business consistent with past practice;

          (d) except in the ordinary course of business consistent with past practice, any increase in, or commitment or plan adopted to increase, the wages, salaries, compensation, pension or other benefits or payments to Employees;

          (e) individual capital expenditure relating to the Businesses in excess of $50,000;

          (f) any change in accounting methods, principles or practices of Seller or any of its affiliates relating to the Businesses except for Seller's adoption of FAS No. 106; or

          (g) the agreement of Seller or any of its affiliates to do any of the foregoing.

     5.18 Insurance Schedule 5.18 contains a list of insurance maintained by Seller or any of its affiliates on the properties and assets used in connection with the

Businesses and with respect to the employees and representatives engaged in connection with the Businesses. In the reasonable judgment of Seller, such policies cover risks customarily insured by businesses similar to the Businesses. Such policies are in full force and effect, the premiums due thereon have been paid and each of Seller and its affiliates have complied with the provisions of such policies except for failures to be in full force and effect, to pay premiums and to comply which, individually or in the aggregate, would not have a Material Adverse Effect.

     5.19  Affiliate Transactions Except for the agreements set forth in Article
1.3 hereof, Schedule 5.19 lists all contracts, agreements or other arrangements relating to the Businesses and in existence on the date hereof with Seller (to the extent it involves divisions of Seller which are not conducting the Businesses or where assets are shared with such divisions) and any of its affiliates where the amount involved exceeds $25,000.

     5.20 Insurance; Risk of Loss. (a) Effective as of Closing: (i) Seller will terminate all coverage relating to the Businesses under the general corporate policies of insurance and cancelable surety bonds, as listed in Schedule 5.18, except for claims -- made liability policies which shall not be terminated prior to the first anniversary of Closing as to losses from events involving the Businesses prior to Closing; provided however, that no such termination of occurrence liability policies shall be effected so as to prevent Seller or Buyer from recovering under such policies for losses from events occurring prior to Closing, and (ii) Buyer shall become solely responsible for all insurance coverage and related risk of loss based on events occurring on and after Closing with respect to the Businesses. Commencing as of

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
Closing, Buyer shall also be solely responsible for, and shall indemnify Seller from, all losses, liabilities, claims, damages and expenses relating to the Businesses within the self-insured retention amounts of the policies listed in
Schedule 5.18 (after taking into account the effect of any prior claim payments under the terms of such policies), or which are otherwise not covered by such policies which relate to or arise out of occurrences prior to Closing.

     (b) Notwithstanding the foregoing, to the extent that (i) any insurance policies controlled by Seller ('Seller's Insurance Policies') cover any loss, liability, claim, damage or expense relating to the Businesses relating to or arising out of occurrences prior to Closing (except to the extent they relate to Excluded Assets or Excluded Liabilities) (the 'Business Liabilities') and (ii) Seller's Insurance Policies continue after Closing to permit claims to be made thereunder with respect to the Business Liabilities relating to or arising out of occurrences prior to Closing ('Business Claims'), Seller shall (A) use all reasonable efforts so that Buyer shall have the right, power and authority, subject to any required consent of the carriers under Seller's Insurance Policies, in the name of Seller, to make directly any Business Claims under Seller's Insurance Policies and to receive directly recoveries thereunder, (B) cooperate with Buyer in submitting the Business Claims (or pursuing the Business Claims previously made) on behalf of Buyer under Seller's Insurance Policies,
(C) execute any and all agreements and other documents, including limited powers of attorney on behalf of Buyer, which are reasonably necessary or appropriate in connection with the foregoing, including an assignment to Buyer of any right to receive payments for Business Claims under such policies in the event consent to such assignment can be or is obtained from any insurer and (D) pay promptly over to Buyer any and all amounts received by Seller under such policies with respect to such Business Claims; provided that Seller shall be under no obligation to commence or maintain litigation to enforce any of the Business Claims. In the event that any legal action, arbitration, negotiation or other proceedings are required for Buyer to assert coverage against any insurer to perfect a Business Claim (i) Buyer shall, to the extent possible, do so at its own expense or (ii) if Buyer is not permitted to assert coverage or perfect a Business Claim, Seller shall do so, and, in either event, Buyer shall pay to Seller in advance and hold Seller harmless and indemnify Seller for costs and expenses actually incurred or expected to be incurred by Seller as a result of such action.

     5.21 Pre-Closing Covenants. From date hereof until Closing, or termination of this Agreement in accordance with Article IX hereof, Seller and its affiliates:

          (i) will operate the Businesses only in the usual and ordinary course of business consistent with past practice;

          (ii) will make payments on trade payables relating to the Businesses either (x) by their initial due date or (y) by such later date as is customary for such account as evidenced by the internal written records of Seller, copies of which will be made available to Buyer on Buyer's reasonable request, and otherwise in a manner consistent with past practice;

          (iii) will use reasonable efforts to retain the Employees and preserve the business relationships of Seller and its affiliates with respect to the Businesses;

          (iv) will refrain from entering into any contract or renewing any lease relating to the Businesses which (x) calls for payments exceeding $100,000 or (y) does not expire within one year or is not cancelable by Buyer within one year without penalty, without the prior approval of Buyer;

          (v) will refrain from taking any action which reasonably could be expected to render any representation or warranty or covenant contained in this Article V untrue or incorrect in any material respect (except to the extent a representation or warranty or covenant is qualified by materiality in which case Seller and its affiliates will refrain from taking any action which would render such representation or warranty or covenant untrue or incorrect) as of Closing;

          (vi) will furnish to Buyer such additional financial and operating data and other information relating to the Businesses as may be readily available and reasonably requested and reasonable access to personnel of Seller and its affiliates during normal business hours upon reasonable notice, to the extent that such access and disclosure would not violate the terms of any agreement to which Seller is bound or any applicable law or regulation, and will make (and has made) available to Buyer for inspection and review all documents, or copies thereof, listed in the Schedules attached hereto and all files, records and papers of any and all proceedings and matters listed in the Schedules attached hereto;

          (vii) will comply in all material regards with all applicable laws, including, but not limited to, Environmental Law;

          (viii) will not enter into agreements with any Employees who are not Employees on the date hereof calling for an annual compensation in excess of $40,000;

          (ix) will not provide for any general increase in the wages, salaries, compensation, pension or other benefits payable by any of the Businesses to their employees, in each case without the prior consent of Buyer; provided however, this clause shall not prohibit increases to individual employees to the extent budgeted for and disclosed in writing to Buyer prior to the date hereof;

          (x) will refrain from making any disposition of any assets relating to the Businesses other than in the ordinary course of business consistent with past practice;

          (xi) will refrain from making any commitment for capital expenditures relating to the Businesses in excess of $150,000 without the prior consent of Buyer;

          (xii) will refrain from making any change in accounting methods, principles or practices relating to the Businesses; and

          (xiii) will refrain from agreeing to do any of the foregoing.

     5.22 Disclosure. No representation or warranty made by Seller contained in this Agreement and no statement made by Seller contained in any Schedule or Exhibit attached hereto contains nor will contain any untrue statement made by Seller of a material fact or omits nor will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Seller has not knowingly failed to disclose to Buyer any facts material to the assets, liabilities, earnings or prospects of the Businesses.

     5.23 Survival of Representations, Warranties and Covenants.

     All of  the representations  and  warranties made  by Seller  contained  in
Article IV hereof and in this Article V shall survive until the first anniversary of Closing except as provided otherwise below, the representations and warranties contained in Articles 5.9 and 5.15 shall survive until the third anniversary of Closing, and the representations and warranties contained in
Article  5.22  hereof  shall  terminate  on  Closing.  Seller's  obligation  and liability for any and all breaches of the representations, warranties, agreements and covenants contained herein is limited as set forth in Article 3.1(c) hereof.

     5.24 Updating of Schedules. Except as otherwise provided in Article 4.1 with respect to Schedule 4.1, for a period of ten business days after the execution and delivery of this Agreement, Seller shall have the right to amend or modify any of the Schedules hereto provided that no modification or amendment may be made after delivery by Seller of a certificate stating that Seller will make no further amendments or modifications to the Schedules (except as provided for in Article 5.16 hereof). If Seller modifies or amends any Schedule hereto, Buyer may elect to terminate this Agreement pursuant to Article IX hereof. In the event Buyer does not elect to terminate this Agreement pursuant to Article IX hereof, the Schedules as amended or modified shall become the Schedules to this Agreement for all purposes of this Agreement. Seller hereby represents and warrants that the employees and agents of

Seller involved in the preparation of the Schedules hereto (at the time of the execution and delivery of this Agreement) have not intentionally omitted any information which is likely to require any amendment or modification of the Schedules contemplated hereby, except for Schedule 4.1 to the extent that Buyer and Seller have not agreed with respect to the individuals to be listed on such Schedule.

     5.25 Canadian Agreements. Within ten business days after the execution and delivery of this Agreement, Seller shall deliver true and complete copies of all written agreements related to the Businesses in Canada and listed on any Schedule hereto (the 'Canadian Agreements'). Buyer may elect to terminate this Agreement after reviewing the Canadian Agreements pursuant to Article IX hereof.

                                   ARTICLE VI
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

     Buyer hereby represents, warrants and covenants to Seller that:

     6.1 Organization and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is or will be duly qualified and in good standing in every jurisdiction where the Businesses require. Buyer has full corporate power and authority to enter into and perform this Agreement.

     6.2 Buyer Financing/Solvency.

     (a) Buyer has delivered to Seller commitment letters from commercial banks indicating their willingness to provide debt financing to Buyer and its subsidiaries. Buyer has received a commitment from Guarantor for a contribution of equity in an amount sufficient (when added to the proceeds of the debt financing contemplated above) to enable Buyer to pay the Purchase Price to Buyer. From the date hereof through Closing, Buyer will provide Seller with such information as it may from time to time reasonably request concerning its arrangements for financing the transactions contemplated hereby.

     (b) At Closing, Buyer will provide Seller with a copy of any certificate or other written assurance as to the solvency of Buyer and its subsidiaries that is delivered at or prior to Closing by Buyer to its bank lenders, which shall be addressed to Buyer or accompanied by a validly executed letter from the provider of such certificate or other assurance stating that Seller shall be entitled to rely thereon.

     6.3 Due Authorization; No Breach. The execution and performance by Buyer of this Agreement, the Ancillary Agreements and each of the other agreements contemplated hereby, and the transactions contemplated hereby and thereby has been approved by Buyer's Board of Directors, and no further corporate action is required to be taken by Buyer in order to execute, deliver and perform this Agreement. Each of this Agreement and the Ancillary Agreements is a valid and legally binding obligation of Buyer, and each agreement or instrument contemplated by this Agreement, when executed and delivered by Buyer in accordance with the provisions hereof, will be a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms. All persons who have executed this Agreement on behalf of Buyer, or who will execute on behalf of Buyer any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement, the Ancillary Agreements and all other agreements and documents to be executed or delivered hereunder, nor the performance and fulfillment by Buyer of all its representations, warranties, covenants and obligations hereunder, will (i) violate, or conflict with, any provision of Buyer's certificate of incorporation or by-laws, (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument to which Buyer is a party or by which it is bound, or (iii) violate, or conflict with, any order, writ, injunction, arbitration award, judgment or decree of any court, governmental body or arbitrator applicable to Buyer or, to the best of Buyer's knowledge, any statute, law, rule or regulation.

     6.4 Consents. Except for those permits, consents and approvals required for the transfer of the Assets, permits of the type described in Article 5.8 and actions and approvals by entities providing the financing for the transactions contemplated by this Agreement, and except for the expiration of the applicable waiting periods under the HSR Act and consents under ISRA, no action, approval, consent or authorization, including but not limited to, any action, approval, permit, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is required to be obtained by Buyer in order to consummate the transactions contemplated hereby.

     6.5 Survival of Representation, Warranties, and Covenants. All of the representations and warranties made by Buyer contained in this Article VI shall be true and correct in all material respects as of the date hereof and as of Closing and shall survive for one (1) year from Closing.

                                  ARTICLE VII
                         SELLER'S CONDITIONS OF CLOSING

     The obligations of Seller to consummate the transactions contemplated by this Agreement are, unless waived by Seller, subject to the fulfillment on or before Closing, of each of the following conditions:

          (a) No injunction or restraining order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement;

          (b) The transactions contemplated by this Agreement to be completed before Closing shall have been consummated upon the terms and subject to the conditions set forth therein;

          (c)  Seller  shall  have   received  all  certificates,   instruments,
     agreements and other documents to be delivered by Buyer at or before Closing as provided in this Agreement;

          (d) All covenants of Buyer under this Agreement to be performed prior to Closing shall have been performed in all material respects, and the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of Closing in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except to the extent qualified by materiality in which event such representations and warranties shall be true and correct), except to the extent attributable to actions permitted or consented to by Seller in writing;

          (e) All approvals, consents or authorizations or filings required by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality to consummate the transactions contemplated hereby shall have been obtained except approvals, consents and authorizations the failure to obtain, individually or in the aggregate, will not result in a Material Adverse Effect, and all waiting periods under the HSR Act shall have expired or been terminated;

          (f) Buyer shall have executed and delivered each of the Ancillary Agreements in a form satisfactory to Seller;

          (g) Buyer shall have complied with Article 6.2 hereof;

          (h) Seller shall have received one of the items set forth in paragraphs (a) through (d) below from or entered into one of the agreements set forth in paragraphs (e) and (f) below with the Industrial Site Evaluation Element, of the New Jersey Department of Environmental Protection and Energy or its successor ('NJDEPE'): (a) a non-applicability letter; (b) a de minimus quantity exemption; (c) approval of Seller's negative declaration; (d) approval of a remedial action workplan; (e) a remediation agreement; or (f) an administrative consent order issued pursuant to the Industrial Site Responsibility Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any successor legislation and regulations ('ISRA').

                                  ARTICLE VIII
                         BUYER'S CONDITIONS OF CLOSING

     The obligations of Buyer to consummate the transactions contemplated by this Agreement are, unless waived by Buyer, subject to the fulfillment, on or before Closing, of each of the following conditions:

          (a) No injunction or restraining order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement;

          (b)   Buyer  shall   have  received   all  certificates,  instruments,
     agreements, and other documents to be delivered by Seller at or before Closing as provided in this Agreement;

          (c) All covenants of Seller under this Agreement to be performed prior to Closing shall have been performed in all material respects, and the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of Closing in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except to the extent qualified by materiality in which event such representations and warranties shall be true and correct), except to the extent attributable to actions permitted or consented to by Buyer in writing;

          (d) Buyer and/or its subsidiaries shall have received the proceeds of financing in amounts necessary to consummate the transactions contemplated hereby and to finance the Businesses' working capital requirements, which financing shall be on terms reasonably satisfactory to Buyer;

          (e) All approvals, consents or authorizations or filings required by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality to consummate the transactions contemplated hereby shall have been obtained except approvals, consents and authorizations the failure to obtain, individually or in the aggregate, will not result in a Material Adverse Effect, and all waiting periods under the HSR Act shall have expired or been terminated;

          (f) Seller shall have furnished to Buyer the Audited Financial Statements and the reports thereon of KPMG Peat Marwick (other than the statements for the fiscal year ended June 30, 1994 and the report thereon of KPMG Peat Marwick) referred to in Section 5.16 at least three business days prior to Closing;

          (g) Seller shall each have executed and delivered each of the Ancillary Agreements in a form satisfactory to Buyer;

          (h) Seller shall have received one of the items set forth in paragraphs (a) through (d) below from or entered into one of the agreements set forth in paragraphs (e) and (f) below with the Industrial Site Evaluation Element of the NJDEPE, and made copies thereof available to
     Buyer: (a) a non-applicability letter; (b) a de minimus quantity exemption;
     (c) approval of Seller's negative declaration; (d) approval of a remedial action workplan; (e) a remediation agreement; or (f) an administrative consent order issued pursuant to ISRA.

                                   ARTICLE IX
                             TERMINATION; SURVIVAL

     9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and any Ancillary Agreement may be terminated and the transactions contemplated hereby and thereby abandoned at any time prior to or at Closing by:

          (a) mutual written consent of Seller and Buyer upon express approval of their respective Boards of Directors; or

          (b) Seller, by written notice to Buyer, if any of the conditions set forth in Article VII hereof shall not have been satified or shall not have been waived by Seller as of Closing; or

          (c) Buyer, by written notice to Seller, if any of the conditions set forth in Article VIII hereof shall not have been satisfied or shall not have been waived by Buyer as of Closing; or

          (d) Seller or Buyer, by written notice to the other, if the transactions contemplated hereby are not consummated on or before September 15, 1994, and if the failure to consummate such transactions on or before such date did not result from a breach of any representation, warranty or covenant of the party seeking such termination prior to or at Closing; or

          (e) Seller or Buyer, by written notice to the other, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Acquisition

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
     and such order, decree, ruling or other action shall have become final and nonappealable; or

          (f) Buyer, by written notice to Seller given within three business days after Buyer's receipt of KPMG Peat Marwick's reports on the Audited Financial Statements as of and for the fiscal years ended June 30, 1992 and 1993, if the earnings before interest, taxes, depreciation, amortization and general administrative expenses (other than bad debt expense) ('EBITDAG') of the Businesses as derived from either the June 30, 1992 or June 30, 1993 Audited Financial Statements is $1,000,000 less than the EBITDAG of the Businesses derived from the Unaudited Financial Statements as of and for the corresponding fiscal year. For calculation purposes, EBITDAG can also be identically derived as follows: gross profit (exclusive of depreciation and amortization) less selling expenses, research and development and bad debt expense.

          (g) Buyer, by written notice to Seller, if Seller modifies or amends any Schedule hereto in accordance with Article 5.24 hereof, provided such notice is delivered to Seller on or prior to the earlier of (i) the tenth business day after the date Seller delivers to Buyer a certificate stating that no further amendment or modification will be made to any Schedule hereto, or (ii) the twentieth business day after the date of this Agreement. Upon such termination neither Buyer nor Seller shall have any further liability or obligation to the other hereunder except as provided in Articles 13.1 and 13.2 hereof. In the event Buyer does not elect to terminate this Agreement pursuant hereto, the Schedules as amended or modified shall become the Schedules to this Agreement for all purposes of this Agreement.

          (h) Seller by written notice to Buyer in accordance with Article 7(h) hereof, or Buyer by written notice to Seller in accordance with Article 8(h) hereof.

          (i) Buyer, after review of the Canadian Agreements, by written notice to Seller, provided such notice is delivered to Seller on or prior to the earlier of (i) the tenth business day after the date Seller delivers to Buyer copies of all Canadian Agreements, or (ii) the twentieth business day after the date of this Agreement. Upon such termination neither Buyer nor Seller shall have any further liability or obligation to the other hereunder except as provided in Article 13.1 and 13.2 hereof.

     9.2 Survival. If this Agreement is terminated pursuant to Article 9.1 hereof, this Agreement shall become void and of no further force and effect, except for the provisions of Article 13.1 and 13.2 hereof (which shall terminate two years after any termination pursuant to Article 9.1 hereof); provided that such termination shall not relieve any party for liability for damages resulting from its breach of this Agreement. Promptly following termination of this Agreement each party will destroy or return to the other parties all documents received from such parties in connection with the contemplated transaction, except documents which have been publicly distributed.

                                   ARTICLE X
                                    CLOSING

     10.1 Closing. The closing of the transactions contemplated under this Agreement (the 'Closing') shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York as soon as practicable after all the conditions to Closing set forth in Articles VII and VIII hereof shall be satisfied or duly waived) or at such other time and place as Buyer and Seller may mutually agree

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
in writing (the 'Closing'), and shall be deemed effective as of 12:01 a.m. on the date of the Closing.

     10.2 Seller's Obligations and Closing Deliveries. At Closing, Seller shall deliver to Buyer or an affiliate designated by Buyer:

          (a) One executed and acknowledged Limited Warranty Deed, in a form reasonably acceptable to Buyer and Seller, for each parcel of Owned Real Property;

          (b) One executed Assignment and Assumption Agreement, in a form reasonably acceptable to Buyer and Seller, with respect to each parcel of Ancillary Real Property;

          (c) One executed Assignment and Assumption Agreement, in a form reasonably acceptable to Buyer and Seller, with respect to each parcel of Leased Real Property;

          (d) One executed Bill of Sale, in a form reasonably acceptable to Buyer and Seller, for the Fixed Assets and Equipment and the Inventory;

          (e) One executed and acknowledged Assignment, in a form reasonably acceptable to Buyer and Seller, and recordable in the United States Patent Office, with respect to those patents owned by Seller or Seller's affiliates in the United States and identified as such in Schedule 5.13(a) attached hereto;

          (f) One executed and acknowledged Assignment, in a form reasonably acceptable to Buyer and Seller, with respect to those foreign patents and foreign patent applications owned by Seller or Seller's affiliates and identified as such in Schedule 5.13(a) attached hereto;

          (g) One executed and acknowledged Assignment, in a form reasonably acceptable to Buyer and Seller, with respect to the technology, know-how, processes, trade secrets and other intellectual property owned by Seller and Seller's affiliates and described in Article 1.1(ix) hereof;

          (h) One executed copy of each Assignment and Assumption Agreement, in a form reasonably acceptable to Buyer and Seller, for those patent and technology licenses granted to Seller or any of Seller's affiliates by third parties and granted to third parties by Seller or any of Seller's affiliates and identified as such in Schedule 5.13(a) attached hereto;

          (i) One executed and acknowledged Assignment, in recordable form, for those trademarks owned by Seller or its affiliates in the United States and identified as such in Schedule 5.13(b) attached hereto;

          (j) One executed and acknowledged Assignment, in a form reasonably acceptable to Buyer and Seller, with respect to other foreign trademarks owned by Seller and identified as such in Schedule 5.13(b) attached hereto;

          (k) One executed and acknowledged Assignment, in a form reasonably acceptable to Buyer and Seller sufficient to transfer such right, title and interest as Seller and its affiliates may have, for the other trademarks, tradenames, assumed names, logos and service marks, if any, whether owned by Seller or its affiliates in the United States or elsewhere, referred to in Article 1.1(ix) hereof;

          (l) One executed copy of each Assignment and Assumption Agreement, in a form reasonably acceptable to Buyer and Seller, for those trademark licenses and registered user agreements granted by Seller or its affiliates to third parties and identified as such in Schedule 5.13(b) attached hereto;

          (m) One executed and acknowledged Assignment, in a form reasonably acceptable to Buyer and Seller, and recordable in the United States Patent Office, covering all patent applications owned by Seller or Seller's affiliates or assignable to Seller or Seller's affiliates in the United States and identified as such in Schedule 5.13(a) attached hereto;

          (n) One executed and acknowledged Assignment, in a form reasonably acceptable to Buyer and Seller, with respect to the copyrights owned by Seller or Seller's affiliates and described in Article 1.1(ix) hereof;

          (o) One executed and acknowledged Assignment, in recordable form, for those trademarks owned by Seller or its affiliates in Canada and identified as such in Schedule 5.13(b) attached hereto;

          (p) One executed Contract Assignment and Assumption Agreement, in a form reasonably acceptable to Buyer and Seller, covering the contracts, leases, commitments, sales orders, purchase orders, invoices and other agreements referred to in Article 1.1(vii) hereof;

          (q) One executed document of assignment or transfer required of Seller with respect to each of the permits and licenses of Seller to be assigned or transferred at Closing as provided in Article 1.5 hereof and any other Assets not otherwise subject to a separate Assignment and Assumption Agreement;

          (r) One certified copy of the resolutions of Seller's Board of Directors evidencing the authorizations set forth in Article 5.2 hereof;

          (s) One executed copy of each of the Ancillary Agreements;

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
          (t) A written receipt of payment of the Purchase Price executed by Seller;

          (u) A certificate of the Chief Financial Officer of Seller that the conditions set forth in Article 8(c) hereof have been satisfied; and

          (v) Opinion of counsel to Seller with respect to customary legal matters related to the representations and warranties made by Seller in Articles 5.1 and 5.2 hereof and such other customary legal matters which Buyer may reasonably request.

          (w) Assignment and assumption agreements for assets to be sold by Prestone Technology Systems, Inc., First Brands (Canada) Corporation and First Brands Properties, Inc.

          (x) A Certification of Nonforeign Status in accordance with Internal Revenue Code Section 897.1445.

     10.3 Buyer's Obligations and Closing Deliveries. At Closing, Buyer shall deliver, or cause to be delivered, to Seller:

          (a) The Purchase Price;

          (b) One fully executed copy of each Assignment and Assignment and Assumption Agreement with respect to the Assets previously delivered by Seller;

          (c) One executed copy of each document of transfer required of Buyer with respect to the permits and licenses described in Article 10.2(n) hereof;

          (d) One certified copy of the resolutions of Buyer's Board of Directors evidencing the authorization set forth in Article 6.3 hereof;

          (e) One executed copy of each of the Ancillary Agreements;

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
          (f) A certificate of an officer of Buyer to the effect that the conditions set forth in Article 7(d) have been satisfied;

          (g) Section 6377 Manufacturers Exemption Certificate to Seller that the transfer of manufacturing equipment in Torrance, CA is exempt from California State sales tax;

          (h) Opinion of counsel to Buyer with respect to customary legal matters related to the representations and warranties made by Buyer in Articles 6.1 and 6.2 hereof and such other customary legal matters which Seller may reasonably request; and

          (i) Any document required to be delivered by Buyer pursuant to Article
     6.2 hereof.

     10.4 Recording of Documents. Within 120 days after Closing, Seller shall, at Seller's expense, prepare and deliver to Buyer executed and acknowledged Assignments, in form recordable in each appropriate jurisdiction, for those foreign patents and patent applications and foreign trademark registrations and applications owned by Seller or its affiliates and identified as such in
Schedule 5.13(b) attached hereto.

     10.5 Further Actions. Subject to the terms and conditions hereof, Seller and Buyer agree to use all of their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using their reasonable efforts: (i) to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts, leases, licenses or agreements with Seller as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; and (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby. Seller shall cooperate with Buyer prior to Closing in establishing corporate offices of the Businesses effective as of the Closing and otherwise in preparing for the administration of the conduct of the Businesses as of the Closing by Buyer and its subsidiaries, such as establishing office space with furniture and telephone services as of the Closing.

                                   ARTICLE XI
                     EXPENSES AND POST CLOSING OBLIGATIONS

     11.1 Taxes and Other Expenses.

     (a) Seller shall be responsible for and shall pay any ad valorem real property taxes and general and special assessments, including any interest or penalties thereon, which are attributable to the operation and ownership of the Businesses for periods and events prior to Closing. Buyer will be responsible for real property taxes and special assessments, including any interest or penalties thereon, attributable to all periods and events on or following Closing.

     (b) Buyer is responsible for and shall pay any ad valorem personal property taxes, rents, street surfacing and other municipal charges, and fuel, water, sewer, electrical and other utility charges ('Taxes and Other Charges'), including any interest or penalties thereon, which are attributable to the operation and ownership of the Businesses for periods and events prior to Closing but not yet due and payable as of Closing. Buyer will also be responsible for Taxes and Other Charges attributable to periods and events on or following Closing.

     (c) Regardless of whether or not the transactions contemplated hereby are consummated, each party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, all fees and expenses of agents, representatives, counsel and accountants engaged by it, except that: (i) Buyer shall pay the costs and expenses incurred in connection with obtaining all governmental permits and licenses required by Buyer to operate the Businesses as currently operated; (ii) Buyer and Seller shall share equally the costs of obtaining title insurance for the Real Property and all recording taxes or fees relating to the Real Property; (iii) Buyer and Seller shall share equally any sales, use, transfer and similar taxes and all recording and similar fees applicable to the transactions contemplated by this Agreement except that in no event shall the amount paid by Seller with respect to California state or local sales and use taxes exceed $75,000; (iv) Buyer and Seller shall share equally the fees and expenses incurred by KPMG Peat Marwick in performing an audit of and issuing the Audited Financial Statements; (v) Buyer shall pay the fees and expenses of KPMG Peat Marwick in performing the audit of and issuing the Closing Date Audited
Financial Statements (as defined in Article 11.9); (vi) Buyer shall pay the costs of making any filing under the HSR Act required to consummate the transactions contemplated hereby; (vii) Seller shall pay the costs of making any filings under ISRA and compliance therewith; and (viii) Buyer shall pay all costs of the ENSR Phase I environmental assessments with respect to the Businesses or the Assets undertaken pursuant to ENSR's May 21, 1994 letter proposal and any other assessments requested by Buyer.

     (d) Buyer shall provide Seller with appropriate exemption certificates or direct pay certificates where possible, or shall promptly pay and discharge any amounts to be paid by Buyer in accordance with this Section.

     (e) Seller and Buyer shall cooperate regarding the filing of any tax returns that cover a period which includes the date of Closing. Property tax returns will be filed by the party which owns the property subject to the return on the assessment date for the property tax.

     (f) Seller, at its option, shall have sole control over any contest (including claims for refund or challenges of tax assessments) which relates to liability for taxes during periods prior to the date of Closing, subject to approval of Buyer relating to any going-forward liability reasonably likely to be imposed on Buyer or the Businesses thereafter for taxes other than income taxes. In any event, any refunds of taxes which become available on or after Closing but which relate to periods prior to Closing shall belong to Seller provided that Seller and its affiliates paid the taxes giving rise to the refund.

     (g) Seller and Buyer shall each be responsible for paying the fees and expenses of all consultants, brokers, attorneys, investment bankers or other parties retained by such party.

     11.2 Restriction.

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
     (a) From the date of Closing until the 10th anniversary of Closing, except as otherwise provided for in this Agreement, Seller shall not, except in the Republic of the Philippines, directly or indirectly, and shall not permit any of its affiliates to engage, directly or indirectly, in the manufacture, sale, marketing, supply or other distribution of automotive antifreezes; cooling system service tools; cooling system chemicals for cleaning and sealing leaks in automotive cooling systems; cooling system stop-leak products; or ice fighting products (excluding water removers); or license or permit any person or entity to use technology or Trade Secrets hereby transferred by Seller to Buyer; provided, however, that if, prior to the expiration of the covenant set forth in this Article 11.2, Buyer (subject to the next sentence) shall cease to sell such products for a consecutive twelve month period, then Seller's obligations under this Article 11.2 shall cease with respect to those particular products as of the date Buyer shall cease to sell such products. If Buyer transfers any of such product lines or portions thereof to a third party, Seller's agreements in this
Article 11.2 shall continue with respect to such third party transferee with respect to the product lines or portions thereof transferred for the remaining period. Notwithstanding the foregoing, Seller at any time may acquire a going business which manufactures, sells, markets, supplies or distributes cooling system service tools, cooling system chemicals for cleaning and sealing leaks in automotive cooling systems and/or ice fighting products (excluding water removers) (collectively 'Seller Prohibited Products'), but only if (i) the gross revenues of such acquired business derived from the manufacture, sale or distribution of Seller Prohibited Products during the two most recent fiscal years represented less than 20% of the total gross revenues of the acquired business for such periods, and (ii) Seller sells, liquidates or otherwise disposes of the portion of the acquired business relating to the Seller Prohibited Products within twelve months of the date such business is acquired; and Seller at any time after the third anniversary of Closing may acquire a going business which manufactures, sells, markets, supplies or distributes Seller Prohibited Products; provided, however, that prior to the tenth anniversary of Closing Seller shall not utilize the STP, Son of a Gun or Simonize trademarks or tradenames in connection with the sale, manufacture, marketing, supply or distribution of any of the Seller Prohibited Products. The parties agree that the remedy at law for any breach of any obligation under this Article 11.2 will be inadequate and that in addition to any other rights and remedies to which it may be entitled hereunder, at law or in equity, Buyer shall be entitled to injunctive relief and reimbursement for all reasonable attorney's fees and other expenses incurred in connection with the enforcement hereof. In the event Buyer violates the provisions of paragraph (b) of this Article 11.2, Seller's obligations under this paragraph (a) shall immediately terminate.

     (b) Subject to the next two sentences, from the date of Closing until the fifth anniversary of Closing, except as expressly contemplated otherwise by the Ancillary Agreements, Buyer shall not, directly or indirectly (a) engage in the manufacture, sale, marketing, supply or other distribution of engine and oil additives, fuel additives, fuel injection and carburetor cleaners and vinyl and tire protectants (the 'Prohibited Products') or (b) provide or make available to Guarantor or any entity owned or controlled by Guarantor any technology, trade secrets or consulting services relating to the Prohibited Products and Guarantor agrees that it will not, nor will it permit any entity owned or controlled by it (other than Buyer) to, hire any of the Employees (other than Employees who have ceased to be employees of Buyer for at least six months); provided, however, that if, prior to the expiration of the covenant set forth in this Article 11.2, Seller (subject to the next sentence) shall cease to sell any Prohibited Products for a consecutive twelve month period, then Buyer's obligations under this Article 11.2 shall cease with respect to those particular Prohibited Products as of the date Seller shall cease to sell such Prohibited Products. If Seller transfers any of such Prohibited Product lines or portions thereof to a third party, Buyer's agreements in this Article 11.2 shall continue with respect to such third party transferee with respect to the Prohibited Product lines or portions thereof transferred for the remaining period. Notwithstanding the foregoing, Buyer at any time may acquire a going business which manufactures, sells, markets, supplies or distributes Prohibited Products, but only if (i) the gross revenues of such acquired business derived from the manufacture, sale or distribution of Prohibited Products during the two most recent fiscal years represented less than 20% of the total gross revenues of the acquired business for such periods, and (ii) Buyer sells, liquidates or otherwise disposes of the portion of the acquired business relating to the Prohibited Products within twelve months of the date such business is acquired; and Buyer at any time after the third anniversary of Closing may acquire a going business which manufactures, sells, markets, supplies or distributes Prohibited Products; provided, however, that prior to the fifth anniversary of Closing Buyer shall not utilize the Prestone trademark or tradename in connection with the sale, manufacture, marketing, supply or distribution of any Prohibited Products. The parties agree that the remedy at law for any breach of any obligation under this Article 11.2 will be inadequate and that in addition to any other rights and remedies to which it may be entitled hereunder, at law or in equity, Buyer shall be entitled to injunctive relief and reimbursement for all reasonable attorney's fees and other expenses incurred in connection with the enforcement hereof.

     11.3 Insurance Data. To the extent that, after Closing, either Buyer or Seller requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers relating to any of the Businesses, Seller shall promptly supply such information to Buyer and Buyer shall promptly supply such information to Seller.

     11.4 Interpretation. In the event Article 11.2 hereof is held to be in any respect an unreasonable restriction upon Seller or any of its affiliates, or Buyer or any of its affiliates as the case may be, by any court having competent jurisdiction, the court so holding may reduce the territory to which Article
11.2 hereof pertains and/or the period of time for which Article 11.2 hereof operates, or effect any change to the extent necessary to render Article 11.2 hereof enforceable by such court. As so modified Article 11.2 hereof will continue in full force and effect. Such decision by a court of competent jurisdiction shall not invalidate this Agreement, but this Agreement shall be interpreted, construed and enforced as not containing such invalidated provision.

     11.5 Further Assurances. At any time after Closing, the parties agree to cooperate with each other to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and

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things as may be reasonably required to carry out the transactions  contemplated hereunder.

     11.6 Access to Books, Records and Facilities. Seller agrees that prior to Closing it will permit, and will cause its affiliates to permit, Buyer and its representatives full access during normal business hours to all of its and their respective plants, properties, books, contracts, records and employees used in or relating to the business or operation of the Businesses and will furnish, and will cause its affiliates to furnish, Buyer and its representatives during such period with all such information concerning its business, operations and assets as it relates to the Businesses as Buyer or its representatives may reasonably request. Seller agrees that on and after Closing it will permit, and will cause its affiliates to permit, Buyer and its representatives, during normal business hours and upon reasonable advance notice, to have access to and to examine and make copies of all books and records of Seller and its affiliates (except books and records protected by attorney-client or other privilege which Seller or its affiliates may be entitled to assert against Buyer or its affiliates in any pending or threatened proceeding, suit or action) which relate to the Businesses to the extent that the events reflected therein relate to transactions or events occurring prior to Closing or to transactions or events occurring subsequent to Closing which arise out of transactions or events occurring prior to Closing. All books and records of Seller relating to the Businesses will be preserved by Seller and its affiliates in accordance with Seller's records retention policy, but in no event for a period of less than six years following Closing. Prior to any destruction or disposition by Seller of any books and records relating to the Businesses, Seller will notify Buyer

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in  writing and Buyer shall have the right  to receive and retain such books and records at its expense. Buyer agrees that, after Closing, it will permit, and will cause its subsidiaries to permit, Seller and its representatives full access during normal business hours and upon reasonable advance notice to all of its and their respective properties, plants and facilities used in connection with the Businesses, and to have access to the books and records (except records protected by attorney-client or other privilege which Buyer or its affiliates may be entitled to against Seller or its affiliates in any pending or threatened proceeding, action or suit) of the Businesses, to the extent that any of the foregoing relates to periods prior to Closing, and is reasonably necessary in connection with any then pending or threatened litigation, claim, liability, or judicial or administrative matters in which Seller or any of its affiliates is involved and which involves or arises out of the ownership or operation of the Businesses by Seller or its affiliates.

     11.7 Transitional Use of Trademarks. (a) Seller recognizes that certain inventory and labels and containers therefor, as well as promotional material relating to such inventory, being assigned to Buyer under this Agreement will bear the trademarks 'FIRST BRANDS' and the 'FB Logo' which are not being assigned or licensed to Buyer. Seller agrees that Buyer will be permitted to sell such inventory and use such labels, containers and promotional material on a royalty free basis for a period not exceeding six months after Closing. Buyer will use all reasonable efforts during such six months period to over stamp Seller's name and untransferred trademarks and to otherwise use Buyer's name and/or trademark in their place. Furthermore, Buyer will use Seller's name and untransferred trademarks pursuant to

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
this Article 11.7 only to the extent necessary to make an orderly transfer of the goodwill of the Businesses. In the event such six month period is inadequate to exhaust existing supplies of product inventory, a short-term extension of Buyer's rights under this Article 11.7 will not be unreasonably denied by Seller, but in no event shall such extension extend to the use of Seller's name and trademarks in advertising such inventory nor shall it exceed a period of twelve months after Closing.

     (b) Buyer recognizes that certain inventory existing at Closing of Seller's water removal products, waxes and silicone spray products which are not part of the Businesses, and labels and containers therefor, as well as promotional material relating to such inventory, will bear the trademark 'Prestone' and the 'Prestone Logo' which are being sold to Buyer. Buyer agrees that Seller and its affiliates will be permitted to sell such inventory and use such labels, containers and promotional material on a royalty free basis for a period not exceeding six months after Closing. In the event such six month period is inadequate to exhaust supplies of product inventory existing at Closing, a short-term extension of Seller's rights under this Article 11.7 will not be unreasonably denied by Buyer, but in no event shall such extension exceed a period of twelve months after Closing.

     11.8 Software Licenses. At Closing, Seller shall grant to Buyer a paid-up, perpetual royalty-free, non-exclusive license to use the software which has been internally developed by Seller and has been used in connection with the Businesses, but only to the extent Seller owns or has the right to use and permit others to use such software royalty free.

     11.9 Unassigned Intellectual Property.

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
     (a) Among the assets of Seller and its affiliates located in the Republic of the Philippines and excluded under Section 1.2(xvii) are the trademarks, trade names, assumed names, service marks and logos owned by Seller and its affiliates in the Republic of the Philippines relating to the Businesses, including the PRESTONE mark, any Philippine patents and patent applications, any unfiled dockets pertaining to disclosures of inventions made by any employee or agent of Seller or any of its affiliates in the Republic of the Philippines, and any copyrights, technology, know-how, processes, trade secrets and any other intellectual property owned by Seller or any of its affiliates in the Republic of the Philippines, in each case relating to the Businesses (collectively 'Unassigned Intellectual Property').

     (b) Buyer recognizes Seller's exclusive rights in the trademark PRESTONE in the Republic of the Philippines. Except under written license from Seller, or its successors or assigns, Buyer shall not use, sell, offer for sale, advertise or promote any products, nor offer services of any kind, either directly or indirectly, under the trademark PRESTONE or any mark confusingly similar to the PRESTONE mark in the Republic of the Philippines.

     (c) Seller and its affiliates recognize Buyer's exclusive rights in the trademark PRESTONE and in the Trademarks listed on Schedule 5.13(b) Part 1, in the United States, its territories and possessions.

     (d) With regard to the rest of the world, Seller recognizes Buyer's exclusive right in the trademarks listed on Schedule 5.13(b) Part 2, and except under written license from Buyer, or its successors and assigns and pursuant to this Agreement, neither Seller nor any of its affiliates shall use, sell, offer for sale, advertise or promote

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
any products, nor offer services of any kind, either directly or indirectly, under the trademark PRESTONE, the Trademarks or any mark confusingly similar to the PRESTONE mark.

     (e) If any of the Trade Secrets listed on Schedule 5.13(c) are included in the Unassigned Intellectual Property, Seller and its affiliates shall maintain such Trade Secrets as trade secrets, and shall not reveal such Trade Secrets except under strict confidentiality provisions and under the circumstances set forth in the second, third and fourth sentences of Article 13.2 hereof, and only in connection with the manufacture and sale of Seller's products in the Republic of the Philippines.

     (f) Neither Seller nor any of its affiliates shall use, sell or offer for sale, either directly or indirectly, under any trademark, any product or service outside the Republic of the Philippines which utilizes the Unassigned Intellectual Property unless such Unassigned Intellectual Property is shared technology under Section 1.2 (xvi).

     (g) If at any time after the date of this Agreement, Seller desires to sell any or all of the Unassigned Intellectual Property or to sell, transfer or assign any or all of the Unassigned Intellectual Property, directly or indirectly, in connection with a sale of the business or assets then conducted or utilized in the Philippines by Seller or any of its affiliates or any of their respective successors, assigns or transferees (the 'Philippines Business') or otherwise, Seller shall notify Buyer in writing (the 'Offer') of such desire, specifying the cash price and all other material terms and conditions at and on which Seller desires to effect said sale (the 'Offer Terms'). Seller's notice shall contain an irrevocable offer to sell such Unassigned Intellectual Property or Philippines Business, as the case may be, to Buyer (in the manner set forth below) on

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
the Offer Terms. At any time within 30 days after the date of the receipt by Buyer of Seller's notice, Buyer shall have the right and option to accept the Offer on the Offer Terms. If Buyer accepts the Offer, Seller and Buyer shall prepare and negotiate in good faith and execute and deliver a purchase and sale agreement not inconsistent with the Offer Terms and not containing any material terms and conditions not included in the Offer Terms as soon as practicable. Buyer shall deliver to Seller a certified bank check or checks, or wire transfer immediately available funds, in the appropriate amount at the principal office of Buyer at a closing of such purchase to be held by the later to occur of (x) 30 days after the execution and delivery of the aforesaid purchase and sale agreement, (y) 90 days after Buyer's receipt of the Offer, and (z) the satisfaction of all governmental and regulatory approvals and other requirements and all other conditions to closing contained in the purchase and sale agreement. If at the end of the 30 day period in the second preceding sentence Buyer has not accepted the Offer in the manner set forth in the second preceding sentence Seller may during the succeeding 180 day period consummate a sale of the Unassigned Intellectual Property to any third party at a price not less than ninety percent (90%) of the price included in the Offer Terms, provided that if said third party sale includes any consideration other than cash, said ninety percent (90%) shall be applied to the all cash equivalent thereof to be determined in good faith by mutual agreement of Buyer and Seller, or, if they cannot agree within 10 days after receipt of the third party's offer, as determined by an investment banking firm mutually agreeable to Buyer and Seller, and otherwise on terms no less favorable to Seller than the Offer Terms (which shall be the only material terms and conditions applicable to such third

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
party sale). No sale may be made to any such third party unless such third party agrees in a writing with Buyer reasonably satisfactory in form and substance to Buyer to be bound by all of the provisions of this Article 11.9 other than this
Article 11.9(g), including but not limited to in connection with any direct or indirect resale of Unassigned Intellectual Property by such third party.
Promptly after any third party sale, Seller shall notify Buyer of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by Buyer. At the expiration of the aforesaid 180 day period, all the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect.

     11.10 Closing Date Audited Financial Statements. Seller shall prepare, and shall cause KPMG Peat Marwick to audit, the combined balance sheet of the Businesses as of the Closing Date and the combined statements of income and cash flows and a statement or footnote as to a change in net assets of the Businesses for the period commencing on July 1, 1994 and ended on the Closing Date, together with the notes thereto (collectively the 'Closing Date Audited Financial Statements'). The Closing Date Audited Financial Statements shall present fairly the financial position and results of operations of the Businesses as of the date or for the period set forth therein and shall be prepared in accordance with U.S. GAAP consistently applied during the period set forth therein, consistent with the preparation of the Audited Financial Statements and in accordance with the requirements of the SEC as to form and content. The Closing Date Audited Financial Statements shall be delivered to Buyer and Seller's and KPMG Peat Marwick's work papers relating thereto shall be

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
made available for review by Buyer upon completion of the audit thereof, which shall be completed no later than the 45th day following Closing. The report of KPMG Peat Marwick on the Closing Date Audited Financial Statements shall be unqualified and shall be delivered to Buyer no later than the 60th day following Closing.

                                  ARTICLE XII
                                 BULK SALES LAW

     Buyer hereby waives compliance by Seller with any bulk sales law which may be applicable.

                                  ARTICLE XIII
                           PUBLICITY, CONFIDENTIALITY

     13.1 Publicity. The parties agree that no publicity, release or announcement concerning the execution of this Agreement, any of the provisions of this Agreement or the transactions contemplated hereby shall be issued without the advance written approval of the form and content of the same by the parties; provided, however, that no such consent shall be required when such disclosure is required by applicable law or the rules or regulations of a United States or foreign securities exchange.

     13.2 Confidentiality. Whether or not the transactions contemplated hereby are consummated, each party agrees to refrain from using in any manner, other than for the purpose of the transactions contemplated hereby and to use its best efforts to keep confidential (and to cause its directors, officers, employees, representatives and advisors to keep confidential), any and all information and data concerning the business and affairs of the other party or its affiliates which it has received as a result of this Agreement or any investigation made in connection herewith, except to the extent that such party can demonstrate that the information or data (i) is generally available to the public through no act or failure to act of it, (ii) was already known to it on a non-confidential basis (except with respect to trade secrets and confidential information of Seller and its affiliates transferred to Buyer or its affiliates pursuant to this Agreement) on the date of receipt, or (iii) is disclosed to it on a non-confidential basis by a third party not having a confidential relationship with such other party with respect to such information; or (iv) has been independently acquired or developed without violating any of its obligations under this provision. Notwithstanding the foregoing, each of the parties shall be free to disclose any such information or data to the extent and only to the extent (i) required by applicable law or by a government in a duly authorized investigation (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or (ii) necessary in order to establish such party's position in any litigation or any arbitration or other proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated. Prior to any disclosure pursuant to the preceding sentence, the disclosing party shall give reasonable prior notice to the other party of such intended disclosure so that such other party may seek a protective order or similar protection. Additionally, Buyer shall be free to disclose any such information or data to the extent and only to the extent necessary to comply with any applicable rule, regulation or policy of a governmental entity or a securities exchange in connection with any offering or sale of the securities of Buyer or its affiliates acquiring the Businesses.

     13.3 Negotiations with Third Parties. Seller will not, directly or indirectly,

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
through any officer, director, representative, affiliate or agent, (i) solicit, initiate, encourage or assist in the submission of inquiries, proposals or offers from any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than Buyer, its associates and affiliates and officers, partners, employees and other authorized representatives of Buyer or such affiliates or associates) (collectively, 'Persons') relating to any acquisition or purchase of assets of, or any equity interest in, the Businesses or any form of recapitalization transaction involving the Businesses or any merger, consolidation, business combination, spin-off, liquidation or similar transaction involving the Businesses (each, an 'Acquisition Proposal'), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or furnish to any Person any information concerning the Businesses or the Acquisition or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or enter into an Acquisition Proposal. Should Seller receive any inquiry, proposal or offer to enter into any transaction of the type referred to in clauses (i), (ii) or (iii) above, Seller will promptly inform Buyer.

                                  ARTICLE XIV
                                    NOTICES

     Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent (i) by postage prepaid, registered or certified mail return receipt requested or (ii) by telex, telecopy or telefax or other electronic transmission service (to the extent receipt is confirmed) to the parties at their respective addresses set forth below, or to such other address of which any party

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
may notify the other party in writing.

     If to Seller, to

        First Brands Corporation
        83 Wooster Heights Road
        Danbury, Connecticut 06813-1911
        Attention:  Donald A. DeSantis
                 Senior Vice President and Chief Financial Officer
        Telephone: (203) 731-2306
        Fax: (203) 731-2570

        with a copy to:

        Gibney, Anthony & Flaherty
        665 Fifth Avenue
        New York, NY 10022
        Attention: Frederick W. Anthony, Esq.
        Telephone: (212) 688-5151
        Fax: (212) 688-8315

     If to Buyer, to

        Vestar Equity Partners, L.P.
        245 Park Avenue
        New York, New York 10167
        Attention: Robert L. Rosner
        Telephone: (212) 949-6500
        Fax: (212) 808-4922
        with a copy to:

        Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, New York 10017
        Attention: Peter J. Gordon, Esq.
        Telephone: (212) 455-2000
        Fax: (212) 455-2502

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
                                   ARTICLE XV
                                CONSULTANT FEES

     15.1 Brokers. Each of the parties represents and warrants to the other that, except for Seller's retention of Bear, Stearns & Co. Inc. for its own account and the retention of Vestar Capital Partners, a New York general partnership, by Buyer for its own account, no broker or finder has acted on its behalf in connection with the transactions contemplated by this Agreement. Each of the parties agrees to indemnify, defend and hold the other party harmless from any claim or demand for any commission, compensation or other payment by any other broker, finder or similar agent claiming to have been or that was in fact employed by or on behalf of it.

                                  ARTICLE XVI
                                 MISCELLANEOUS

     16.1 Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, all the parties and their respective successors, legal representatives and assigns permitted in accordance with this Article 16.1. Except as expressly provided herein, nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party hereto. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other party, and any attempted assignment without the required consents shall be void; provided, however, that no such consent shall be required for Buyer to assign part or all of its rights under this Agreement prior to Closing to one or more corporations owned or controlled by Buyer, or after Closing to a third party, but no such assignment by Buyer

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
of its rights hereunder shall relieve Buyer of its obligations under this Agreement to Seller.

     16.2 Exhibits and Schedules. All Exhibits and Schedules attached hereto and the documents and agreements referred to herein to be delivered and the acts to be performed at or subsequent to Closing (collectively, the 'Items') are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein.

     16.3 Specific Performance. Seller acknowledges that Buyer will have no adequate remedy at law if Seller fails to perform any of its obligations under this Agreement. In such event, Buyer shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.

     16.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

     16.5 Headings; Interpretation.

     (a) The headings contained in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed a substantive part of this Agreement.

     (b) Except to the extent that the context otherwise requires 'include,' 'includes' and 'including' are deemed to be followed by 'without limitation' whether or

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
not they are in fact followed by such words or words of like import.

     16.6 Waiver. The failure of any party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any term, covenant, representation or warranty contained in this Agreement. Any agreement on the part of a party hereto to a waiver shall be valid only if set forth in an instrument in writing signed by such party.

     16.7 Severability. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

     16.8 Governing Law and Forum. This Agreement, and the Ancillary Agreements shall be governed by and construed in all respect under the laws of the State of New York, United States of America, without reference to its conflicts of laws, rules or principles. Any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement and the Ancillary Agreements may be brought

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
and prosecuted in such court or courts located within the State of Connecticut or New York as provided by law; and the parties consent to the jurisdiction of such court or courts located within the State of Connecticut and State of New York and to service of process by registered mail, return receipt requested, or by any other manner provided by Connecticut or New York law.

     16.9 Entire Agreement; Amendments. This Agreement and the Ancillary Agreements hereto and the other documents executed in connection herewith, all of the Exhibits and Schedules attached hereto and thereto, and all other documents and certificates referred to herein or therein and delivered hereunder or thereunder, constitute the entire understanding of the parties concerning the sale and purchase of the Assets and operation thereof, and cancel and supersede all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. If there is a conflict between the provisions of this Agreement, any Ancillary Agreement or any other such documents, the provisions of this Agreement shall govern. No modification or amendment of this Agreement or waiver of the terms, conditions, warranties, representations and rights hereunder will be binding upon any party unless signed in writing by an authorized representative of such party.

     16.10 Materiality. The dollar thresholds set forth in this Agreement have been negotiated for the special purposes of the specific provisions in which they appear, and are not to be taken as evidence of the level of 'materiality' for purposes of any other provision or statutory or common law which may be applicable to the transactions contemplated by this Agreement under which a level of materiality might be an issue.

                                  ARTICLE XVII
                     VESTAR EQUITY PARTNERS, L.P. GUARANTEE

     (a) Vestar Equity Partners, L. P. hereby unconditionally and irrevocably guarantees to Seller and its affiliates the full observation and performance of all obligations, representations, warranties, covenants, agreements and commitments of any kind or nature whatever contained in this Agreement, any Ancillary Agreements or in any other agreement ancillary hereto which are assumed or made by Buyer hereunder provided, however, that such guarantee shall terminate at Closing and Vestar Equity Partners, L. P. shall thereafter have no further liability to Seller, its affiliates or any third party under this Agreement, any Ancillary Agreement or any other agreement and provided further that the aggregate obligation of Vestar Equity Partners, L.P. under such guarantee shall in no event exceed $1,000,000.

     (b) Vestar Equity Partners, L.P. represents and warrants that the execution and performance of its guarantee hereunder have been duly authorized and no further action is required in order for it to execute, deliver and perform the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                        FIRST BRANDS CORPORATION

                                        By /s/ Donald A. DeSantis
                                           ...............

                                        Title Senior Vice President & CFO
                                              ....................

                                        VESTAR/FREEZE HOLDINGS CORPORATION

                                        By /s/ Robert L. Rosner
                                           .............

                                        Title Vice President, Secretary
                                              ...............

                                              & Treasurer
                                           .............

                                        VESTAR EQUITY PARTNERS, L.P.,

                                        By /s/ Robert L. Rosner
                                           .............

                                        Vestar Associates, L.P.,
                                        its General Partner

                                        By: Vestar Associates Corporation,
                                            its General Partner

                                        By: /s/ Robert L. Rosner
                                            ............

                                        Name: Robert L. Rosner
                                        Title: Managing Director

                                        Title
                                              ..................................

                                                                  CONFORMED COPY

                          PURCHASE AND SALE AGREEMENT
                              DATED JUNE 30, 1994

                        Between FIRST BRANDS CORPORATION
                                      and
                       VESTAR/FREEZE HOLDINGS CORPORATION
                                      and
                          VESTAR EQUITY PARTNERS, L.P.

                               OMITTED SCHEDULES

                PURCHASE AND SALE AGREEMENT DATED JUNE 30, 1994
                        Between FIRST BRANDS CORPORATION
                                      and
                       VESTAR/FREEZE HOLDINGS CORPORATION
                                      and
                          VESTAR EQUITY PARTNERS, L.P.

Schedule          Subject
1.1(ii)  (a) Owned Real Property; (b) Leased Real Property; (c) Ancillary Real Property

1.2(viii) Assets Owned, Used, Possessed, Shared with Affiliates

1.2(x)   Certain Excluded Assets

4.1      Employees to be Transferred

5.2      Conflicts Caused by Execution of Agreement

5.2A     Financing Agreement Consents Required by Seller

5.4      Location of Inventory Not on Premises

5.5(a)   Mortgages, Pledges, Encumbrances, Security Interests and Liens Affecting Assets

5.6      Required Government Consents

5.8      Permits & Licenses

                  Part 1: Environmental Permits

                  Part 2: Business Permits and Licenses

5.9      Environmental Conditions

             (i)  On Site Conditions

            (ii)  Off-site Waste Disposal Locations

           (iii)  internal Environmental Audits Since 1/1/89

            (iv)  Other

                            OMITTED SCHEDULES, cont.

Schedule          Subject
5.10     Health and Safety Conditions

             (i)  Material Safety Data Sheets

            (ii)  Product Labels

           (iii)  Internal Health and Safety Audits from January 1, 1990

            (iv)  Summary of Epidemiological Data

             (v)  Summary of Toxicological Studies

            (vi)  Industrial Hygiene Studies (1993)

           (vii)  Summary of Personnel Safety Statistics

          (viii)  Kemper Group Annual Summaries, Worker's Compensation Liabilities

5.11     Labor Conditions

                  Part 1: Threatened Actions

                  Part 2: Written Consultant Agreements

5.12     Litigation, Claims, Proceedings

                  Part 1: General Litigation

                  Part 2: Environmental

                  Part 3: Labor

                  Part 4: Occupational Safety and Health

                  Part 5: Real Property

                  Part 6: Patents and Trademarks

5.13(a)  Patents & Technology

5.13(b)  Trademarks

                  Part 1: Trademarks

                       A. United States

                       B. Foreign

                  Part 2: Trademark Licenses

                       A. United States

                       B. Foreign

                  Part 3: Liens, Proceedings

5.13(c)  Trade Secrets

                            OMITTED SCHEDULES, cont.

Schedule          Subject
5.14     Contracts

                  Part 1: Purchase and Sale Agreements

                  Part 2: Personal Property Agreements

                  Part 3: Employment and Consulting Agreements

                  Part 4: Waste Disposal Contracts

5.15     Employee Benefit Plans

                  Part 1: United States

                  Part 2: Canada

5.16     Internal Unaudited Income Statements and Unaudited Balance Sheet of the Businesses

5.17     Certain Changes in Business or Events Since June 30, 1993

5.18     Seller's Insurance Policies

5.19     Affiliate Transactions

The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.